Exhibit 10.63



                               OPERATING AGREEMENT



                            Dated as of Nov. 14, 1997



                                     between



                                GREENHOST, INC.,
                                    as Owner,



                                       and



                         VILLAGE FARMS OF VIRGINIA, INC.
                                   as Operator




                               Greenhouse Facility
                         Located in Birchwood, Virginia



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                                TABLE OF CONTENTS



ARTICLE I        DEFINITIONS; CONSTRUCTION OF REFERENCES...................   1
Section 1.01     Definitions...............................................   1
Section 1.02     Construction of References................................   9

ARTICLE II       OPERATION OF FACILITY.....................................  10

ARTICLE III      RENT AND SERVICES.........................................  10
Section 3.01     Basic Rent................................................  10
Section 3.02     Supplemental Rent.........................................  10
Section 3.03     Late Payment..............................................  10
Section 3.04     Net Lease; No Setoff; Etc.................................  10
Section 3.05     Hot Water Charges.........................................  10
Section 3.06     Services Provided by, Owner...............................  11

ARTICLE IV       DISCLAIMER OF WARRANTIES..................................  11

ARTICLE V        RESTRICTION ON LIENS......................................  12

ARTICLE VI       OPERATION AND MAINTENANCE, ALTERATIONS
                 MODIFICATIONS AND ADDITIONS...............................  12
Section 6.01     Operation and Maintenance.................................  12
Section 6.02     Repair and Replacement....................................  12
Section 6.03     Alterations Required by Law...............................  13
Section 6.04     Plans and Specifications; Operating Manual................  13
Section 6.05     Operational Alterations...................................  13
Section 6.06     Owner's Option to Pay costs of Alterations................  13
Section 6.07     Reports of Alterations....................................  14
Section 6.08     Title to Parts............................................  14
Section 6.09     Removal of Parts..........................................  15
Section 6.10     Parts Free and Clear of Liens.............................  15
Section 6.11     Permitted Contests........................................  15
Section 6.12     Operating Logs............................................  15
Section 6.13     Return of Facility........................................  16

ARTICLE VII      IDENTIFICATION............................................  16

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ARTICLE VIII     INSURANCE.................................................  17
Section 8.01     Coverage..................................................  17
Section 8.02     Policy Provisions.........................................  18
Section 8.03     Evidence of Insurance.....................................  19
Section 8.04     No Duty of Owner to Verify................................  19

ARTICLE IX       LOSS, DESTRUCTION. CONDEMNATION OR DAMAGE.................  19
Section 9.01     Occurrence of Event of Loss...............................  19
Section 9.02     Repair of Loss or Destruction.............................  20

ARTICLE X        INTEREST CONVEYED TO OPERATOR.............................  20

ARTICLE XI       ASSIGNMENT AND SUBLEASE. LOCATION.........................  20
Section 11.01    Assignment and Sublease...................................  21
Section 11.02    Location..................................................  21
Section 11.03    Mortgaging the Estate of Lessor...........................  22

ARTICLE XII      INSPECTION AND REPORTS....................................  22
Section 12.01    Condition and Operation...................................  22
Section 12.02    Annual Insurance Report...................................  22
Section 12.03    Financial Reports.........................................  23
Section 12.04    Budget Approval...........................................  24
Section 12.05    Liability.................................................  24
Section 12.06    Liens.....................................................  24

ARTICLE XIII     EVENTS OF DEFAULT.........................................  25

ARTICLE XIV      ENFORCEMENT...............................................  26
Section 14.01    Remedies..................................................  26
Section 14.02    Survival of Operator's Obligations........................  27
Section 14.03    Remedies Cumulative.......................................  27

ARTICLE XV       RIGHT TO PERFORM FOR OPERATOR.............................  28

ARTICLE XVI      INDEMNITIES...............................................  28
Section 16.01    General Indemnity.........................................  28
Section 16.02    Fees, Taxes and Other Charges.............................  29
Section 16.03    Survival..................................................  31
Section 16.04    Waiver....................................................  32

ARTICLE XVII     COVENANTS AND REPRESENTATIONS OF OPERATOR.................  32
Section 17.01    Operation of Facility.....................................  32
Section 17.02    Affiliated Transactions...................................  32
Section 17.03    Waiver of Operating or Efficiency Standards...............  33
Section 17.04    Representations and Warranties of Operator................  33

ARTICLE XVIII    MISCELLANEOUS.............................................  33
Section 18.01    Further Assurances........................................  33


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Section 18.02    Quiet Enjoyment...........................................  34
Section 18.03    Notices...................................................  34
Section 18.04    Severability..............................................  34
Section 18.05    Amendment.................................................  34
Section 18.06    Headings..................................................  34
Section 18.07    Counterparts..............................................  34
Section 18.08    Governing Law.............................................  34
Section 18.09    Binding, Effect; Successors and Assigns Survival..........  34
Section 18.10    Divisible Operating Agreement.............................  35
Section 18.11    Effectiveness.............................................  35

ARTICLE XIX      STEAM SALES AGREEMENT, FEE MORTGAGE AND
                 MASTER LEASE..............................................  35
Section 19.01    Subject to Fee Mortgage and Master Lease..................  35
Section 19.02    Cooperation with Lenders..................................  36
Section 19.03    Steam Sales Agreement.....................................  36
Section 19.04    Storm Water Piping, Power Station Piping, Steam Equipment,
                 Steam Interconnection Facilities and Metering Devices.....  38

SCHEDULES

SCHEDULE 1.01(a) Description of Facility
SCHEDULE 1.01(b) Internal Rate of Return
SCHEDULE 3.01    Basic Rent
SCHEDULE 3.02    Supplemental Rent



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

     OPERATING AGREEMENT dated as of __________, 1997 between GREENHOST, INC., a Delaware corporation (the "Owner"), and VILLAGE FARMS OF VIRGINIA, INC., a Delaware corporation (the "Operator").

                              W I T N E S S E T H :

     WHEREAS, the Owner owns a greenhouse plant in Birchwood, Virginia and leases the Site as defined below) from the Master Landlord (as defined below) under the Master Lease (as defined below) and

     WHEREAS, the Owner desires to lease the Plant (as defined below) and sublease the Site (as defined below) to the Operator and the Operator desires to lease the Plant and sublease the Site from the Owner and operate the Facility (as defined below), all on the terms and conditions herein contained.

     In consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby. agree as follows:

                                    ARTICLE I

                     DEFINITIONS, CONSTRUCTION OF REFERENCES

     Section 1.01. Definitions. As used in this Agreement. the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "Address" shall mean:

          (a) with respect to the Owner, P. 0. Box 67, Sealston, Virginia 22547,
     Attn: Chief Executive Officer: and

          (b) with respect to the Operator, 10 Alvin in Court, East Brunswick, New Jersey 08816. ATTN: President;

     or such other address as such party shall give by notice to the other party hereto.

     "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

     "Alterations" shall mean, with respect to the Facility, alterations. improvements, modifications and additions to the Facility (but excluding any replacement of Parts incorporated in the Facility).

     "APD" shall mean Agro Power Development, Inc. a New York corporation.

     "Basic Rent" shall mean the rent payable pursuant to Section 3.01 of this Agreement.

     "Basic Rent Payment Date" shall mean the last day of each March, June, September and December during the term of this Agreement and the Termination Date, commencing March 31, 1998.

     "Birchwood" means, as the context may permit or require, Birchwood Power Partners, L.P. its successors and assigns, individually, and in its capacity as all or any one or more of Master Landlord, or Lender.

     "Board of Directors" with respect to the Operator or the Owner, means either the Board of Directors or any duly authorized committee of that Board.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Operator or Owner, as the case may be. to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification.

     "Borrower" means Greenhost, Inc., a Delaware corporation, in its capacity as Borrower under the Loan Agreement.

     "Budget" shall have the meaning specified in Section 12.04.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York, New York or Charlotte, North Carolina.

     "Capital Improvements Costs" shall mean the costs incurred by, the Owner pursuant to the General Contractors Agreement.

     "Cash Flow" shall mean for any Operating Year (a) the sum of (i) gross revenues from the sale of Product, plus (ii) all amounts received by the Operator pursuant to the Line of Credit Facility Agreement, plus, (iii) insurance proceeds received by the Operator from policies of the type described in subsection 8.01 (a)(iii) or any other insurance proceeds paid with respect to the loss or damage to Product, plus, (iv) revenues received pursuant to Article XVII plus (v) all other revenues and income of the Facility, minus (b) all Greenhouse Expenses paid in the ordinary course of business (but excluding any Greenhouse Expenses that are prepaid by the Operator).

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) as presently in effect and as the same may hereafter be amended, together with any regulations pursuant thereto.

     "Closing Date" shall mean the date this Agreement is executed and delivered by the parties.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or any comparable successor law.

     "Collateral Pledge" means the Collateral Assignment of Note, Loan Agreement, and the Deed of Trust, dated as of May 18, 1994, from Birchwood to the Security Agent, as amended by that certain Amended and Restated Collateral Assignment of Greenhouse Note, Loan Agreement



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

and Mortgage, dated November 19, 1996 and as the same may be further amended, modified or supplemented from time to time.

     "Deed of Trust" means the Deed of Trust, Security Agreement and Assignment of Leases and Rents, dated as of May 18, 1994, by and between Borrower, as Grantor thereunder, Lawyers Title Insurance Corporation, as Trustee thereunder, and Lender, as Beneficiary thereunder, pursuant to which Borrower has granted a security interest in the Trust Property to secure the repayment of the Indebtedness and performance of the Obligations, as amended by the Amendment to Deed of Trust, Security Agreement and Assignment of Leases and Rents. dated March 27, 1997, and as the same may be further amended. modified or supplemented from time to time. and. unless the context otherwise requires, shall include the Collateral Pledge.

     "Default" means any event or condition which, with notice or lapse of time or both, would become an Event of Default.

     "Equipment" shall mean the equipment and other property described in Part I of Schedule 1.01(a) of this Agreement together with any Parts which may from time to time be incorporated in such equipment or other property and title to which shall have vested in the Owner.

     "Effective Date" shall have the meaning specified in Section 18.11.

     "Environmental Regulations" means any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any
Governmental Authority exercising jurisdiction over the Site, the Greenhouse Facility (including ownership, construction or operation thereof), the Operator, or the Borrower relating to the environment or natural resources, or to emissions, discharges, or releases or threatened releases of Hazardous Substances, or to protection of the environment or natural resources, or to emissions, discharges, Releases or threatened Releases of Hazardous Substances, including but not limited to the CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.6901 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), and the Safe Drinking Water Act (42 U.S.C. ss. 300f et seq.), all as presently in effect and as the same may hereafter be amended, any regulation pursuant thereto, and also including, but not limited to, any obligations, duties, or requirements arising from or related to Hazardous Substances under common law.

     "Event of Default" shall have the meaning specified in Article XIII of this Agreement.

     "Event of Loss" shall mean (a) the actual or constructive total loss of all or substantially all the Facility, or the condemnation, confiscation or seizure of, or requisition of title to, or requisition by any Governmental Authority of the use of all or substantially all the Facility, or (b) the loss, destruction or damage of or condemnation confiscation or seizure of. or requisition by any Governmental Authority of the use of such portion of the Facility as to render the Facility unable to operate at substantially the same level of operation as prior to the occurrence of such event, unless (x) it is feasible to restore rebuild or replace the affected portion of the Facility and (y) in the opinion of the Owner sufficient funds are or will be available to the Owner (1) to



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

restore, rebuild or replace the affected portion of the Facility so that the Facility will be able to operate at substantially the same level of operation as prior to the occurrence of such event within twelve (12) months after the occurrence of such event and (ii) to pay all Rent until such restoration rebuilding or replacement is completed.

     "Expense" shall have the meaning, specified in Section 16.01 of the Operating Agreement.

     "Facility" shall mean the Owner's rights in and to the Plant, the Site and the Equipment.

     "Fee Mortgagee" shall have the meaning set forth in Section 11.03(c) hereof.

     "Fees, Taxes and Other Charges" shall have the meaning specified in Section
16.02 of this Operating Agreement.

     "Financing Parties Representative" means Credit Suisse, in its capacity as administrative agent under the Power Station Loan Agreement (and its successors thereto).

     "GDP/IPD" shall have the meaning specified in Section 3.05 of this Operating Agreement.

     "General Contractors' Agreement" shall mean the agreement between APD, as General contractor, and the Owner dated as of ____________, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, to provide certain capital improvements to the Facility.

     "Greenhouse Expenses" shall mean the sum (without duplication) of (a) direct labor costs paid, (b) seed expense paid, (c) packaging supplies expense paid, (d) fertilizer and chemical expenses paid, (e) biological control, including bees, expense paid, (f) freight expense paid, (g) growing, medium and supplies expense paid, (h) carbon dioxide expense paid, (i) utility (including hot water, electricity and natural gas) expense paid, (j) Management Fee paid,
(k) Basic Rent paid, (l) insurance premiums and property taxes paid, (m) principal and interest paid with respect to the Line of Credit Facility Agreement and (n) all other cash expenses paid relating, to the operation of the Facility, to the extent contained in the Budget; provided, however, that there shall be excluded from Greenhouse Expenses (a) all expenses to be paid from the Management Fee, (b) all payments with respect to federal, state and local income taxes, (c) payment of principal, interest and fees with respect all indebtedness of the Operator for non capital expenditures other than the Line of Credit Facility Agreement, (d) payment of principal, interest, lease payments and fees with respect to the acquisition by the Operator of capital equipment, except to the extent consented to in advance by the Owner in writing, and (e) expenses paid by the Operator pursuant to Section 16.01.

     "Greenhouse Facility" shall mean the approximately 38-acre greenhouse located on the Site.

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulation or administrative functions of or pertaining to government.



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     "Hazardous  Substances"  shall mean and include those elements or compounds which are contained in the lists of hazardous substances or wastes now or hereafter adopted by the United States Environmental Protection Agency (the "EPA") or the lists of toxic pollutants designated now or hereafter by Congress or the EPA or which are defined as hazardous, toxic, pollutant, contaminant, infectious or radioactive by CERCLA, by any Environmental Requirement. or by any so called federal, state or local "Superfund" or "Superlien" laws, or by any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect, including, without limitation, the Air Pollution Control Act, Va. Code Ann. ss. 10.1-1300 et seq., the Solid Waste Management Act, Va. Code Ann. ss.10.1-1400 et seq., the State Water Control Law, Va. Code Ann. ss.2.1-44.2 et seq., or any and all rules and regulations now or hereafter promulgated under any or all of the foregoing, together with any other substance the use, handling, generation, treatment, storage, disposal, treatment, presence or Release of which could result in the imposition of liability, under any of the aforementioned laws, statutes, ordinances, codes, rules, regulations, orders or decrees.

     "Incorporated in" shall have the meaning specified in Section 6.01 of the Operating Agreement.

     "Indemnitee" shall mean the Owner and the respective successors, assigns, officers, directors, employees and agents of any thereof.

     "Inspecting Parties" shall have the meaning specified in Section 12.01 of this Operating Agreement.

     "Internal Rate of Return" shall mean the return to capital calculated at the end of each calendar quarter end in accordance with Schedule 1.01(b) hereto.

     "Lender"  means  Birchwood,  in its  capacity  as  Lender  under  the  Loan
Agreement.

     "Lien" shall mean any lien, mortgage, encumbrance, pledge, charge, lease, easement, servitude, right of others or security interest of any kind, include any thereof arising under any conditional sale or other retention agreement.

     "Line of Credit Facility Agreement" shall mean the Line of Credit Facility Agreement between Village Farms International Finance Association and the Operator, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof.

     "Loan Agreement" means the Loan and Contribution Agreement, dated as of May 18, 1994, between the Owner, as Borrower, and Birchwood, as Lender, as amended by the Greenhouse Restructure Amendment, dated March 27, 1997 and Lender, and as the same may be further amended, modified or supplemented from time to time.

     "Management Agreement" shall mean the Management, Operation, Maintenance. Marketing and Sales Agreement to be entered into between the Operator and VF, as it may be amended, supplemented or otherwise modified with the prior written consent of the Owner and in effect from time to time, pursuant to which VF will provide certain management, operation, maintenance, marketing and sales services to the Operator, which Management Agreement shall be approved in advance by the Owner in writing.

     "Management Fee" shall mean the management fee paid to VF pursuant to the Management Agreement for (a) all internal accounting services of the Operator,
(b) salary and other benefits paid to the Operator's grower and sales representatives, (c) all internal management services performed by principals of the Operator or VF and (d) all direct out-of-pocket expenses (including travel and living expenses) paid in connection with the performance of the services described in clauses (a), (b) and (c).

     "Master Landlord" means Birchwood (or its successors and assigns), in its capacity as Master Landlord under the Master Lease.

     "Master  Landlord's  Facilities"  shall  mean,   collectively,   the  Steam
Interconnection Facilities, the Metering Devices and the Power Station Piping.

     "Master Lease" means that certain Deed of Master Lease, dated as of May 18, 1994, between the Master Landlord, and the Master Tenant, as amended by the Amendment to Master Lease dated March 27, 1997 and as the same may be further amended, modified or supplemented from time to time.

     "Master Tenant" means the Owner (or its successors and permitted assigns), in its capacity as Master Tenant under the Master Lease.

     "Metering Devices" shall mean all necessary meters and associated equipment to be utilized in measuring the steam output of the Power Station and for measuring the condensate return to the Power Station.

     "Nonseverable" shall describe (i) with respect to any Alteration, an Alteration which is a "nonseverable improvement" within the meaning of Revenue Procedure 79-48 and (ii) with respect to any part not constituting an Alteration or part of an Alteration, a part which cannot be readily removed from the equipment without causing material damage to the Facility.

     "Notes" means (i) the promissory note executed by Owner in the form of Exhibit A to the Loan Agreement, payable to the order of Birchwood, in the amount of twenty million seventy nine thousand dollars ($20,079,000), (ii) the term note executed by Owner in the form of Exhibit A to the Term Loan and Working, Capital Agreement payable to the order of Birchwood. in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) and (iii) the working capital note executed by Owner in the form of Exhibit B to the Term Loan and Working Capital Agreement, payable to the order of Birchwood, in the amount of Three Million Dollars ($3,000,000), and any and all renewals, reinstatements, rearrangements, enlargements or extensions of such notes or of any promissory note or notes given therefor.

     "Officer's Certificate" means a certificate signed by a Responsible Officer of the party required to give such certificate.



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

     "Operating Manual" shall mean such operating manuals as are ordinarily maintained by the Operator with respect to the Facility and any such manuals provided by any manufacturer of any component of the Facility.

     "Operating Year" shall mean each period commencing on January 1 and ending on December 1 during the term of this Operating Agreement.

     "Operative Documents" shall mean this Operating Agreement and the Line of Credit Facility Agreement.

     "Operator"  shall  mean  Village  Farms  of  Virginia,   Inc.,  a  Delaware
corporation, and its permitted successors and permitted assigns.

     "Overdue Rate" shall mean an interest rate equal to the rate announced from time to time by First Union National Bank of North Carolina as its prime or reference rate plus two percent (2%) per annum.

     "Owner" shall mean Greenhost, Inc. a Delaware corporation, and its successors and permitted assigns.

     "Parts" shall have the meaning specified in Section 6.02.

     "Permitted Liens" shall mean (a) the respective rights and interests of the Owner and the Operator as provided in the Operative Documents, (b) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings, so long as such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Facility, title thereto or any interest therein and shall not interfere with the use or disposition of the Facility or the payment of Rent, (c) materialmen's, mechanics', workers, repairmen's, employees' or other similar Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Facility, title thereto or any interest therein and shall not interfere with the use or disposition of the Facility or the payment of Rent, and (d) Liens arising, out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either which have been bonded or for the payment of which adequate reserves shall have been provided.

     "Person" shall mean individual,  corporation,  partnership,  joint venture,
association,   joint-stock  company,  trust,   unincorporated   organization  or
government or any agency or political subdivision thereof.

     "Plans and Specifications" shall mean the plans and specifications for the Plant and the Equipment identified as such. as the same may be revised from time to time in accordance with the terms of this Agreement.

     "Plant" shall mean those buildings and other properties specifically described in Part 2 of Schedule 1.01(a) to the Operating Agreement, together at all times with any and all Parts which may from time to time be incorporated in the Plant.



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

     "Power Purchase Agreement" means the Power Purchase and Operating Agreement dated as of July 13, 1990, between SEI Birchwood, Inc., a General partner of Lender, and Virginia Power, as assigned by SEI Birchwood, Inc. to Lender, as amended, modified or supplemented from time to time.

     "Power Station" means the electric power generation facility located in King, George County, Virginia, which Birchwood constructed and currently owns, operates and maintains.

     "Power Station Loan Agreement" means the Loan and Reimbursement Agreement dated as of May 18, 1994, among, Lender, as the borrower thereunder, the "Banks" and "Institutions" from time to time party thereto, and Credit Suisse, as administrative agent for the Banks, providing for loans and other extensions of credit to finance the construction and other costs of the Power Station, as amended by that certain Greenhouse Restructure Amendment, dated March 27, 1997, and as the same may be further amended. supplemented or otherwise modified from time to time.

     "Power Station Piping" shall mean the pump and piping system necessary for the return of water from the detention pond on the Site to the Power Station.

     "Product" shall mean tomatoes or any other agricultural product approved in writing by the Owner.

     "QF Application" means that certain Application of Birchwood Power Partners, L.P. Certification of Qualifying Status as a Cogeneration Facility filed with the Federal Energy Regulatory Commission on June 29, 1993, and all amendments thereto.

     "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment including without limitation the abandonment or discarding of barrels, containers or other closed or open receptacles containing any Hazardous Substances or pollutant or contaminant).

     "Rent" shall mean Basic Rent and Supplemental Rent, collectively.

     "Responsible Officer" shall mean the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, and Vice President (whether or not designated by a number or a word or words added before or after the title "Vice President", including an Assistant Vice President), the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer or any other officer of any of them customarily performing functions similar to those performed by any of the above designated officers.

     "Site" shall mean the land described in Part 3 of Schedule 1.01 (a) of the Operating Agreement.

     "Steam Equipment" shall mean the absorption chiller and heat exchange systems, cooling tower, thermal storage tank, steam and condensate lines and the other equipment required for the conversion of steam into a form usable in the heating and cooling, of the Greenhouse Facility and the lines required to deliver the hot and chilled water from such equipment to the Greenhouse Facility.

     "Steam Interconnection Facilities" shall mean the lines and other devices necessary to interconnect the steam and condensate lines of the Power Station with the Steam Equipment.

     "Steam Sales Agreement" means the agreement, dated as of May 18, 1994, between Birchwood, as seller, and the Owner, as purchaser, as amended by that certain Greenhouse Restructure Amendment. dated March 27, 1997. and as the same may be further amended, modified or supplemented from time to time.

     "Storm Water Piping" shall mean the pump and piping system and other equipment necessary for the return of storm water runoff from the Greenhouse Facility to the detention pond on the Site.

     "Supplemental Rent" shall mean the rent payable pursuant to Section 3.02 of this Agreement.

     "Supplemental Basic Rent Payment Date" shall mean the last date of each January, April, July and October during the term of this Agreement and the Termination Date commencing April 30, 1998.

     "Term" shall mean (a) the period commencing on January 1, 1998 and ending on December 31, 2007 or (b) such shorter period as may result from earlier termination of this Operating Agreement as provided herein.

     "Term Loan and Working Capital Agreement" shall mean the Term Loan and Working Capital Agreement dated as of November 19, 1996 between Birchwood, as Lender, and Owner, as Borrower.

     "Termination Date" shall mean the last day of the Term.

     "Trust Property" has the meaning, given in Section 1.1 of the Deed of Trust.

     "VF" shall mean Village Farms, L.L.C. a Delaware limited liability company.

     "Virginia Power" means Virginia Electric and Power Company, a Virginia corporation, as purchaser of energy and capacity (or its successor and permitted assigns) under the Power Purchase Agreement.

     "Water Charge" shall have the meaning, specified in Section 3.05 of this Operating Agreement.

     Section 1.02.Construction of References. All references in this instrument to designated sections and other subdivisions are to designated sections and other subdivisions of this instrument, and the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Operating, Agreement as a whole and not to any particular section or other subdivision.

     Except as otherwise indicated, all the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

                                   ARTICLE II

                              OPERATION OF FACILITY

     As of the later to occur of (i) January 1, 1998 and (ii) Notice of Substantial Completion (as defined in the General Contractor's Agreement) of the Plant, subject to all the terms and conditions of this Agreement, the Owner shall provide and lease the Facility, to the Operator, and the Operator shall operate and lease, and hereby, as of the Effective Date does operate and lease, the Facility from the Owner for the Term.

                                   ARTICLE III

                               RENT AND SERVICES

     Section 3.01. Basic Rent. Subject to adjustment as provided below, during the Term, the Operator shall pay Basic Rent to the Owner in arrears on each Basic Rent Payment Date for the Facility in an amount equal to the amount set forth on Schedule 3.01 for such Basic Rent Payment Date (in the case of the last Basic Rent Payment Date if such date is other than a Basic Rent Payment Date, such Basic Rent shall be prorated based on the number of days during which the Operator leased the Facility). Basic Rent shall be increased in accordance with any agreement reached in connection with the payment by the Owner of the costs of any Alterations in accordance with Section 6.06 hereof

     Section 3.02. Supplemental Rent. In addition to Basic Rent, the Operator shall pay to the Owner Supplemental Rent in an amount equal to the percentage of Cash Flow set forth on Schedule 3.02 during the Term. Supplemental Rent shall be payable for each calendar quarter on the Supplemental Rent Payment Date immediately following the end of such calendar quarter.

     Section 3.03. Late Payment. If any Rent or any other amount required to be paid hereunder shall not be paid when due, the Operator shall pay to the Owner interest (to the extent permitted by law) on such overdue amount from and including the due date thereof to but excluding the date of payment thereof (unless such payment shall be made after 11:00 A.M. local time, in which case such date of payment shall be included) at the Overdue Rate. If any Rent shall be paid on the date when due, but after 11:00 A.M., local time, at the place of payment, interest shall be payable as aforesaid for one day.

     Section 3.04. Net Lease: No Setoff, Etc. This Operating Agreement is a net lease and, notwithstanding any other provision of this Operating Agreement, it is intended that Rent and all other amounts payable by Operator hereunder to Owner shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction.

     Section 3.05. Hot Water Charges. The Owner agrees to provide to the Operator during the Term hot water for the operation of the Facility at a cost to the Operator of $200,000.00 per annum, subject to increase as set forth below, (the "Water Charge"). The Water Charge shall be due and payable in equal monthly installments in arrears on the last day of each month during the Term (prorated for any partial ,years or months). Commencing January 1, 1999, and annually on each January 1 thereafter during the Term, the Water Charge shall be increased in accordance with increases, if any, in the Gross Domestic Product/Implicit Price Deflator ("GDP/IPD"), as published by the U.S. Department of Labor, Bureau of Labor Statistics. The new Water Charge for each such period shall be calculated by the Owner by multiplying the Water Charge in effect on the immediately preceding December 1 by a fraction, the numerator of which shall be the GDP/IPD as first published for the preceding year and the denominator of which shall be the GDP/IPD as first published for the second preceding year (i.e., the new Water Charge for January 1, 1999 shall equal the Water Charge in effect on December 31, 1998 multiplied by a fraction, the numerator of which shall be the GDP/IPD for 1998 (first published in March of 1999) and the denominator of which shall be the GDP/IPD for 1997 (first published in March of 1998)). Due to the timing of the publication of the GDP/IPD, the new Water Charge for each such period shall be calculated in April of each such period and applied retroactively to be effective as of the prior January 1. Upon calculation of the new Water Charge, the Operator agrees to promptly pay the Owner the difference between the amounts due for Water Charges for the months of January, February, and March of each such period based on the adjusted Water Charge, and the amounts actuation, paid for water based on the pre-adjusted Water Charge.

     The Owner shall be responsible for contracting for any fuel necessary for providing hot water.

     The Owner shall invoice the Operator for hot water on a monthly basis. and such invoices shall be savable within thirty (30) days of invoice.

     Section 3.06. Services Provided by Owner. At the request of the Operator. the Owner may at its option, provide, at the Operator's expense, general maintenance services. The Owner shall charge the Operator an amount equal to its actual cost in providing such services and shall invoice the Operator for such services monthly as incurred. Such invoices shall be payable within thirty (30) days of invoice.

                                   ARTICLE IV

                            DISCLAIMER OF WARRANTIES

     THE FACILITY IS BEING PROVIDED AND LEASED PURSUANT TO THIS AGREEMENT ON AN "AS-IS, WHERE-IS" BASIS. THE OWNER HAS NOT MADE NOR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO THE TITLE, VALUE, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONDITION, DESIGN, OPERATION, ABSENCE OF LATENT DEFECTS OR FITNESS FOR USE OF THE FACILITY (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE FACILITY (OR ANY PART THEREOF). It is agreed that except as expressly provided herein all risks incident to the matters discussed in the preceding sentence, as between the Owner, on the one hand, and the Operator, on the other, are to become by the Operator. The provisions of this
Article IV have been negotiated, and, except to the extent otherwise expressly stated in this Agreement, the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by the

Owner, express or implied, with respect to the Facility that may arise pursuant to any law now or hereafter in effect, or otherwise.

                                    ARTICLE V

                              RESTRICTION ON LIEN'S

     The Operator shall not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Facility, title thereto or any interest therein, except Permitted Liens. The Operator shall promptly, at its own expense, take such action as may be necessary duly to discharge or eliminate or bond in a manner satisfaction to the Owner any such Lien if the same shall arise at any time. The Operator further agrees that it shall pay or cause to be paid on or before the time or times prescribed by law (after giving effect to any applicable grace period) any taxes, assessments, fees or charges imposed on the Operator (or any affiliated or related group of which the Operator is a member) under the laws of any jurisdiction that. if unpaid, might result in any Lien prohibited by this Operating Agreement.

                                   ARTICLE VI

                     OPERATION AND MAINTENANCE; ALTERATIONS,

                           MODIFICATIONS AND ADDITIONS

     Section 6.01. Operation and Maintenance. The Operator. at its own expense, shall at all times operate. maintain, service and repair the Facility in accordance with (a) prudent commercial operating maintenance practices, including all manufacturers' warranty requirements to the extent such requirements are made known to the Operator, (b) the then current Operating Manual, (c) except to the extent Section 6.11 hereof shall apply all applicable requirements of law and of any court and of any Governmental Authority (including without limitation all zoning, environmental protection, pollution, sanitary and safety laws, and all Environmental Requirements) noncompliance with which would have a material adverse effect on the Operator's right to operate the Facility, the Operator's business or financial condition or the rights of the Owner in the Facility or would, in the opinion of the Owner, involve a material risk of any of the items enumerated in Section 6.11 (i) through (iv), and (d) all requirements contained in permits and licenses relating to the Facility in effect from time to time during the Term. In connection therewith, the Operator shall (i) maintain the Facility in stood operating condition. ordinary wear and tear excepted, (ii) cause the Facility to continue to have the capacity and functional ability, to produce Product on a continuing basis. in normal commercial operation, in a commercially efficient manner, (iii) comply with the standards imposed by any insurance policies in effect at any time with respect to the Facility or any part thereof, and (iv) bear the expense associated with changes in permitting requirements relating to the Facility during the Term.

     Section 6.02. Repair and Replacement. Except after the occurrence of an Event of Loss, and except as provided below, the Operator, at its own expense, shall keep the Facility in good operating condition (reasonable wear and tear excepted), and shall make all repairs, replacements and renewals of all necessary, or useful appliances, parts, instruments, accessories and miscellaneous property of whatever nature (collectively, the "Parts") necessary to maintain the Facility in good operating condition. The Operator shall be responsible for making (a) all structural and nonstructural repairs and replacements to the Facility up to thirty thousand dollars ($30,000) in the aggregate in each Operating Year and (b) all repairs and replacements, with the exception of (i) the Greenhouse structure, including the ventilation system;
(ii) the heating system, including pumps, boilers, expansion vessels and piping;
(iii) the curtain system;  (iv) the CO2 system;  (v) the irrigation  system; and
(vi) the cold storage facility: provided that notwithstanding anything contained herein to the contrary, the Operator shall be responsible for all repair and replacements relating to normal wear and tear. The Owner shall be responsible for making all necessary structural and nonstructural repairs in excess of thirty thousand dollars ($30,000) in the aggregate in any Operating Year other than repairs and replacements of items referred to in clause (b) above; provided, however, that if such repairs or replacements are necessitated by the negligent or willful acts of the Operator, its employees, agents or invitees, then the cost of such repairs or replacements shall be borne by the Operator. In the ordinary course of maintenance, service, repair or testing, the Operator may remove any Parts, but the Operator shall cause such Parts to be replaced as promptly as practicable. All replacement Parts shall be free and clear of all Liens except Permitted Liens and shall be in at least as good operating condition as. and shall have a value and utility at least equal to, the Parts replaced, assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof.

     Section 6.03. Alterations Required by Law. The Owner shall make such Alterations to the Facility as may be required from time to time to meet the requirements of and be in conformity with all applicable requirements of law, of any court and of any Governmental Authority and the Operator will maintain the same in proper operating condition under such laws and requirements. except to the extent Section 6.11 hereof shall apply. Upon completion of such Alterations, the Basic Rent shall be automatically increased on an annual basis by an amount sufficient to enable the Owner to recover (over ten (10) years) the cost paid in connection with the Alterations.

     Section 6.04. Plans and Specifications: Operating Manual. As soon as practicable following the Effective Date, the Owner shall provide to the Operator the Operating Manual and a set of Plans and Specifications (which shall in the aggregate reflect the Facility as of the Effective Date). The Operator shall maintain throughout the Term, and keep on file at the Facility, a current Operating Manual and a set of Plans and Specifications (which shall in the aggregate reflect all Parts incorporated in the Facility and all Alterations made pursuant to this Article VI) with respect to the Facility. Upon any expiration of the Term or the exercise of remedies pursuant to Article XIII hereof, the Operator shall deliver to the Owner a complete set. current as of the date of such return or exercise of remedies, of such Plans and Specifications and all work drawings and similar documents with respect to the operation of the Facility. The Plans and Specifications shall not be revised, amended or modified in any manner which would adversely affect the operating capacity, cost efficiency, utility, reliability or value of the Facility.

     Section 6.05. Operational Alterations. In addition to the foregoing, the Operator, at its own expense (subject to Section 6.06 hereof) may, from time to time make such Alterations to the Facility as the Operator may deem desirable in the proper conduct of its business, which shall be approved by the Owner in advance, provided that such Alterations shall not adversely affect the operating capacity, cost efficiency, utility, reliability or value of the Facility.

     Section 6.06. Owner's Option to Pay Costs of Alterations. If requested to do so by the Operator, the Owner may at its option pay for any Alteration title to which will vest or has vested in the Owner pursuant to Section 6.08 hereof, subject to agreement as to adjustments in Basic Rent in accordance with Section 3.01 hereof.

     Section 6.07. Reports of Alterations. On or before March 15 of each calendar year commencing in 1999 and on the date on which the Term shall expire. the Operator shall furnish the Owner with a report stating the total cost (as determined in accordance with the Operator's normal accounting practices) of all Alterations which are Nonservable and which were not financed pursuant to
Section 6.06 hereof and which are not described in clause (i) or (ii) of Section 4(4).03(c) of Revenue Procedure 75-21 as modified by Revenue Procedure 79-48 and which were made during, the period from the date of this Operating Agreement to the end of the preceding calendar year in the case of the first such report or during the period from the end of the period covered by the last previous report to one month prior to such report in the case of subsequent reports and briefly describing all such Alterations. Each such report shall be accompanied by an Officer's Certificate stating that no Alteration has been made that would adversely affect the operating capacity, cost efficiency, utility, reliability or value of the Facility, or the ability of the Operator to perform its obligations hereunder.

     Section 6.08. Title to Parts. Title to each Part (including any Alteration) incorporated in the Facility pursuant to this Article VI shall without further act vest in the Owner and shall be deemed to constitute a part of the Facility and be subject to this Operating Agreement in the following cases:

          (a) such Part shall be in replacement of or in substitution for. and not in addition to, any Part originally incorporated in the Equipment or any Part title to which shall have vested in the Owner pursuant to this
     Section 6.08;

          (b) such Part shall be required to be incorporated in the Facility pursuant to the terms of Sections 6.02 and 6.03 hereof,

          (c) such Part shall be Nonseverable; or

          (d) such Part shall be paid for by the Owner.

     If such Part or Parts are  incorporated  in the Facility,  pursuant to this
Article VI and are not within any of the categories set forth in clauses (a) through (d) above, then title to such Part or Parts shall vest in the Operator, subject to the rights of the Owner provided in Section 6.09 hereof.

     All Parts (other than Parts the title to which is vested in the Operator in accordance with the preceding sentence) at any time removed from the Facility shall remain the property of the Owner no matter where located, until such time as such Parts shall be replaced by Parts that have been incorporated in the Facility and that meet the requirements for replacement Parts specified in
Section 6.02 hereof. On or before March 15 of each calendar year commencing in 1999 and on the date on which the Term shall expire, the Operator shall furnish the Owner with a report which provides a breakout of the total cost (as determined in accordance with the Operator's normal accounting practices) of all Parts the title to which is vested in the Operator and all parts the title which is vested in the Owners as provided in this Section 6.08 (other than those Parts that were paid for by the Owner) and which were incorporated in the Facility during the period from the date of this Operating Agreement to the end of the preceding calendar year in the case of the first such report or during the period from the end of the period covered by the last previous report to one month prior to such report in the case of subsequent reports and briefly describing all such Parts. Each such report shall be accompanied by an Officer's Certificate stating that no Part has been incorporated in the Facility that would adversely affect the operating capacity, cost efficiency, utility, reliability or value of the Facility or the ability of the Operator to perform its obligations hereunder. Immediately upon any replacement Part becoming incorporated in the Facility as provided in Section 6.02 hereof, without further act, (a) title to the removed Part shall thereupon vest in such Person as shall be designated by the Operator, free and clear of all rights of the Owner, (b) title to such replacement Part shall thereupon vest in the Owner and (c) such replacement Part shall become subject to this Operating Agreement and be deemed part of the Facility for all purposes hereof to the same extent as the parts originally incorporated in the Facility.

     Section 6.09. Removal of Parts. All Parts incorporated in the Facility to which the Operator (or any other Person other than the Owner) shall have title pursuant to the provisions of Section 6.08 hereof may, (a) subject to any night of the Owner to use such Part as provided herein and (b) so long as such removal shall be permitted by this Agreement and shall not result in any violation of any law or governmental regulation and (c) so long as no Default or Event of Default shall have occurred and be continuing, be removed at any time by the Operator (or such other Person) and shall be removed by the Operator (or the Operator shall cause such other Person so to remove such Parts) prior to the delivery of the Facility to the Owner in accordance with the provisions of the Operating Agreement, other than upon the termination of this Operating Agreement pursuant to Article XIV hereof, and title to such Parts shall at all times remain in the Operator (or such other Person).

     Section 6.10. Parts Free and Clear of Liens. Any Part title to which shall vest in the Owner pursuant to Section 6.08 hereof shall be free and clear of all Liens except Permitted Liens.

     Section 6.11. Permitted Contests. If, to the extent and for so long as (a) a test, challenge, appeal or proceeding for review of any applicable requirement of law or of a Governmental Authority relating to the operation or maintenance of the Facility shall be prosecuted in good faith by the Operator or (b) compliance with such requirement shall have been excused or exempted by a nonconforming use permit, waiver extension or forbearance, the Operator shall not be required to comply with such requirement but only if such test challenge, appeal, proceeding or noncompliance shall not, in the opinion of the Owner, involve a material risk of (i) foreclosure, sale, forfeiture or loss of, or imposition of any Lien other than a Permitted Lien on, any part of the Facility or of impairment of the operation of the Facility (ii) extending the ultimate imposition of such requirement beyond the termination of the Term (unless there shall have been furnished indemnification satisfactory to the Owner), (iii) any material claim against the Owner (unless there shall have been furnished indemnification satisfactory to the Owner) or (iv) the nonpayment of Rent.

     Section 6.12. Operating, Loss. The Operator shall keep maintenance and repair reports in sufficient detail to indicate the nature and date of major work done. Such reports shall be kept on file by the Operator at its offices or at the Facility for as long, as they would be kept by a prudent owner or operator of the Facility (but in no event less than three years following the end of the Term), and shall be made available to the Owner upon reasonable request.

     Section 6.13. Return of Facility. Upon termination of this Agreement, the Operator, at its own expense, shall return the Facility to the Owner by surrendering the same into the possession of the Owner free and clear of all Liens and in the condition required by Section 6.01 hereof.

                                   ARTICLE VII

                                 IDENTIFICATION

     The Operator shall maintain throughout the Term in a prominent location at each entrance to each of the buildings comprising the Facility at least one (1) plate or other clear and durable marking stating "THE EQUIPMENT AND ALL RELATED EQUIPMENT IN THIS FACILITY IS OWNED BY GREENHOST, INC." in letters not less than one-half inch in height. On the Closing Date the Operator shall certify that it has compiled with the preceding sentence. Except as provided herein or as otherwise directed by the Owner, the Operator shall not allow the name of any Person other than that of the Operator to be placed on any Part of the Facility as a designation that might reasonably be interpreted as a claim of ownership or right to possession or use thereof

                                  ARTICLE VIII
                                    INSURANCE

     Section 8.01. Coverage.

     (a) Subject to subsection 8.01(b), the Operator shall maintain:

          (i) property damage insurance with respect to the Facility insuring against loss or damage in an amount equal to the "full insurable value" (which as used herein shall mean the full replacement value, including the costs of debris removal, which amount shall be determined annually) from
     (x) fire and normal extended coverage perils customarily included in policies available with respect to property comparable to the Facility and
     (y) flood, earthquake and other perils customarily included under Difference in Conditions policies so available;

          (ii) "boiler and machinery" insurance in an amount equal to the full insurable value with respect to damage (not insured against pursuant to subsection 8.01(a)(i) above) to the machinery, plant, equipment, storage facilities or similar apparatus included in the Facility from risks normally insured against under boiler and machinery policies.

          (iii) comprehensive commercial general liability and property damage insurance (including, but not limited to, coverage for any construction on or about the Premises) covering the legal liability of Operator against all claims for any bodily injury or death of persons and for damage to or destruction of property occurring on, in or about the Premises and the adjoining streets, sidewalks and passageways and arising, out of the use or occupation of the Premises by Operator. Coverages provided by the foregoing insurance policy shall include (but not be limited to) all of the coverages commonly, referred to by the insurance industry as: Premises/Operations Liability;

     Products/Completed Operations Liability, Owners and Contractors Protective Liability; Blanket Contractual Liability; Broad Form Property Damage Liability, Personal Injury, Stop-Gap or Employers' Contingent Liability Explosion, Collapse and Underground Liability, Automobile Liability, including coverage for Owned, Non-Owned, Hired, or Borrowed Vehicles and "Mobile Equipment". The foregoing insurance shall apply as primary insurance, irrespective of any insurance which Owner or Master Landlord may carry and shall include a "Cross Liability" clause (Severability of Interests). The foregoing insurance shall have a combined single limit of not less than $5,000,000, with separate aggregate for product and general liability, which policy shall be written on an occurrence basis;

          (iv) (x) workers' compensation insurance or occupational disability benefits insurance (in at least the statutory amounts) and such other forms of insurance which the Operator is required by law to maintain or cause to be maintained, covering, loss resulting from injury, sickness, disability or death of the employees of the Operator and (y) employers' liability insurance in an amount not less than $500,000 single limit.

          (v) comprehensive automobile liability insurance against claims of personal injury (including bodily injury and death) and property damage covering all owned, leased, non-owned and hired vehicles with a
     $1,000,000.00 minimum limit per occurrence for combined bodily injury and property damage liability; and

          (vi) such other insurance with respect to the Facility in such amounts and against such insurable hazards as is usually carried by Persons operating similar properties in the same general region, but any loss of the type customarily covered by the policies described in subsections 8.01(a)(i), (ii) and (iii), whether actually covered in whole or in part by such policies, shall be the responsibility of the Operator and the absence of such coverage shall not relieve the Operator from any of its obligations under any of the Operative Documents:

          provided, however, that the amount of insurance coverage specified in subsections 8.01 (a)(i) and (a)(ii) above with respect to the Facility shall not in any event be less than the replacement cost of the Facility, as determined by the Owner, including agreed amount waiving coinsurance.

     All insurance policies carried in accordance with Section 8.01 shall be maintained with Florists Mutual Insurance Company or any other insurers with a Best rating of A minus or better and a Best size rating of IX or better (except for policies underwritten by Lloyds of London and approved English companies acceptable to the Owner) approved by the Owner and not disqualified from insuring risks in Virginia.

     Any insurance policies carried in accordance with this Section 8.01 shall be subject to (i) exclusions of the sort existing in the insurance policies in effect on the Closing Date and (ii) such deductible amounts and retentions as shall not exceed the following amounts specified with respect to such policies:

          (1) Property Damage      $25,000;

          (2) Boiler and Machinery $25,000; and

          (3) Public Liability     $25,000.

     Notwithstanding anything to the contrary in this Article VIII, the Operator shall at all times ensure that the insurance it maintains with respect to the Facility is not less extensive or inclusive in type or amount of coverage than that maintained by it in accordance with its standard corporate minimum practice with respect to other similar facilities.

          (b) During the Term and unless the Owner gives the Operator sixty (60) days prior written notice, the Owner shall provide the insurance coverage specified in subsection 8.01 (a)(i) and 8.01 (a)(ii) at the Owner's cost.

     Section 8.02. Policy Provisions. Any insurance policy maintained by the Operator pursuant to Section 8.01 hereof shall:

          (a) specific Birchwood, Master Landlord, Owner, Lender, Fee Mortgagee, Master Landlord's affiliates, the Owner and Owner's affiliates (and such others as Master Landlord or Owner shall from time to time designate) as additional insured (the "Additional Insured"), as their respective interests may appear:

          (b) specific Fee Mortgagee as mortgagee and loss payee;

          (c) provide. except in the case of public liability insurance and workers' compensation insurance, that all loss or occurrence shall be adjusted with the Operator and Owner, unless an Event of Default shall have occurred and be continuing, in which case such loss or occurrence shall be adjusted with the Owner, and payable (x) in respect of payments not exceeding $25,000, provided no Default or Event of Default shall have occurred or be continuing, to the Operator, and (y) in all other circumstances, to the Owner:

          (d) include effective waivers by the insurer of all claims for insurance premiums or commissions or (if such policies provide for the payment thereof) additional premiums or assessments against any Additional Insured;

          (e)  provide  that  in  respect  of the  interests  of the  Additional
     Insured, such policies shall not be invalidated by any action or inaction of the Operator or any other Person and shall insure the Additional Insured regardless of. and any claims for the losses shall be payable notwithstanding:

               (i) the occupation or use of the Facility for purposes more hazardous than permitted by the terms of the policy;

               (ii) any foreclosure or other proceeding or notice of sale relating to all or any portion of the Facility; or

               (iii) any change in the title to or ownership of all or any portion of the Facility.

          (f) provide that such insurance shall be primary insurance and that the insurers under such insurance policies shall be liable under such policies without right of contribution from any other insurance coverage effected by or on behalf of any Additional Insured under any other insurance policies covering a loss that is also covered under the insurance policies maintained by the Operator pursuant to this Article VIII and shall expressly provide that all provisions thereof, except the limits of liability (which shall be applicable to all insureds as a group) and liability for premiums (which shall be solely a liability of the Operator), shall operate in the same manner as if there were a separate policy covering each insured.

          (g) provide that any cancellation thereof or material adverse change therein shall not be effective as to each of the Additional insured until at least sixty (60) days after receipt by such Additional Insured of written notice thereof,

          (h) waive any right of subrogation of the insurers against the Additional Insured, and waive any right of the insurers to any setoff or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of the Additional Insured: and

          (i) subject to Section 8.01 hereof. be reasonably satisfactory to the Owner, Master Landlord and Fee Mortgagee in all other material respects.

     Section 8.03. Evidence of Insurance. The Operator shall deliver to each of the Additional Insured at least two (2) days before the Effective Date copies of all policies of insurance required hereby and, on the date this Operating Agreement is executed and on each December 31 thereafter during the Term, certificates of insurance, copies of all policies of insurance evidencing the provisions described in Section 8.02(a) hereof executed by the insurer by its duly authorized agent, and a certification from the Operator's insurance agent or broker to the effect that all premiums required to have been paid have been paid in full.

     Section 8.04. No Duty of Owner to Verify. No provision of this Article VIII or any provision of any other Operative Document shall impose on the Owner any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Operator nor shall the Owner be responsible for any representation or warranty made by or on behalf of the Operator to any insurance company or underwriter.

                                   ARTICLE IX

                    LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE

     Section 9.01. Occurrence of Event of Loss. If an Event of Loss shall occur, the Operator shall give the Owner prompt written notice of such occurrence and the date thereof unless the Owner agrees in writing within thirty (30) days after such occurrence to restore, rebuild or replace the Facility in accordance with the provisions contained in the definition of "Event of Loss," then this Agreement shall terminate effective on the thirtieth day following the occurrence of the Event of Loss. Any payments (except for payments under insurance policies maintained by the Operator other than pursuant to Article VIII hereto received at any time by the Owner or by the Operator from any Governmental Authority or other Person as a result of the occurrence of an Event of Loss shall be retained by the Owner or promptly paid to the Owner by the Operator; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the Operator may retain any proceeds of requisition of use payments made by any Governmental Authority and attributable to the Facility for a period equal to the then current Term.

     Section 9.02. Repair of Loss or Destruction.

          (a) In the event of loss or destruction of all or a portion of the Facility which (x) does not constitute an Event of Loss or (y) constitutes an Event of Loss but the Owner agrees to restore, rebuild or replace the Facility, then the Owner shall give prompt notice thereof to the Operator, and the Owner, at its own cost and expense, shall promptly repair, replace and rebuild the Facility, at least to the extent of the value and as nearly as practicable to the character of the Facility existing immediately prior to such occurrence; provided, however, that the Operator shall pay the difference, if any, between the insurance proceeds received by the Owner as a result of such loss or destruction and the costs and expenses incurred by the Owner in restoring, rebuilding or replacing the Facility if the loss or destruction thereof resulted from the negligent, willful, reckless or wanton act or failure to act of the Operator, its employees, agents, invitees or independent contractors.

          (b) Except as provided in Section 9.01, this Agreement shall not terminate or be affected in any manner by reason of the destruction or damage in whole or in part of the Facility, or by reason of the untenantability of the Facility, and the Rent reserved in this Agreement and all other charges payable hereunder shall be paid by the Operator in accordance with the terms, covenants and conditions of this Agreement, without abatement, diminution or reduction.

                                    ARTICLE X

                          INTEREST CONVEYED TO OPERATOR

     This Operating Agreement is an agreement of lease and does not convey to the Operator any right, title or interest in or to the Facility except as an Operator.

                                   ARTICLE XI

                        ASSIGNMENT AND SUBLEASE; LOCATION

     Section 11.01. Assignment and Sublease. The Owner shall be permitted to assign this Agreement and any and all of its right, title or interest in, to or under this Agreement, voluntarily or by operation of law, without the consent of the Operator. The Operator may not sublease the Facility or any part thereof or assign any of its rights or interest hereunder without the prior written consent of the Owner; provided, however, that any such sublease or assignment by the written consent of the Owner may, in its discretion, grant its consent (a) shall not release the Operator from any of its obligations or liabilities of any nature whatsoever arising under this Agreement; (b) shall be expressly subject to and subordinate to this Agreement; (c) shall be accompanied by an unconditional guarantee of the Operator's obligations under the Operating

Agreement issued by a party having financial strength satisfactory to the Owner; and (d) shall not be permitted if a Default or Event of Default has occurred and is continuing.

     Section 11.02. Location. The Operator shall not remove. or permit to be removed, the Plant or Equipment or any part thereof from the Site without the prior written consent of the Owner, except that the Operator or any other Person may remove any Part in accordance with the provisions of Sections 6.02 and 6.09 hereof.

     Section 11.03. Mortgaging the Estate of Lessor.

          (a) Without limiting, the generality of Section 11.01(a) hereof, Operator acknowledges receipt of a copy of the Deed of Trust and agrees that, to the extent provided therein, any notice, demand or action which Owner may give or take hereunder may, be given or taken by, Lender or any other Fee Mortgagee with the same force and effect as if given or taken by Owner, and that this Operating Agreement is and shall be subordinate to the Deed of Trust and to any other such pledge, conveyance, deed of trust, assignment, mortgage or ground lease now existing or hereafter executed (herein, a "Fee Mortgage"), with no further instrument of subordination being necessary, provided Fee Mortgagee may subordinate the same to this Operating Agreement by executing and recording a written instrument including to that effect.

          (b) Operator hereby agrees that within ten (10) days after request from Owner, or from any Fee Mortgagee, Operator shall execute a subordination, non-disturbance and attornment agreement in a commercially reasonable from subordinating this Operating Agreement to the interest of Fee Mortgagee.

          (c) The holder or beneficiary of any Fee Mortgage is herein referred to as a "Fee Mortgagee". The term "Fee Mortgagee" as used in this Operating Agreement shall also include the "Fee Mortgagee" as the term that is defined in the Master Lease.

          (d) Without  limiting the effect of the  preceding  provisions of this
     Article XI. Operator, in the event of any foreclosure or deed in lieu of foreclosure or other final conveyance and transfer of Owner's interest as aforesaid, shall, upon request of the grantee thereof, recognize and attorn to the grantee thereof as "landlord" under this Operating Agreement.

          (e) Operator acknowledges and agrees that no consent or approval of Owner shall be effective unless and until each and every Fee Mortgagee has likewise consented or approved the matter which was the subject of such request for consent or approval. No consent by Master landlord or fee Mortgagee to assignment of this Operating Agreement or of Operator's interest under this Operating Agreement or in the Facility, or any part thereof, or to any sublease shall be effective unless and until there have been delivered to Master Landlord and Fee Mortgagee an agreement in recordable form, executed by Operator and the proposed assignee or subtenant, as the case may be, wherein and whereby any assignee assumes due performance of this Operating Agreement to be done and performed for the balance then remaining in the Term, and any subtenant acknowledges the right of Master Landlord and Fee Mortgagee to continue or terminate any sublease, in Master Landlord's sole discretion, upon termination of the Master Lease or this Operating Agreement, and such subtenant agrees to recognize and attorn to Master Landlord in the event that Master Landlord elects to continue such sublease. Until such time as Fee Mortgagee shall notify Operator in writing to the contrary, Financing Parties Representative shall have the right to exercise all rights and give all consents and approvals of Fee Mortgagee under this Operating Agreement, and Operator shall be entitled to rely on any action taken by Financing Parties Representative. If Operator shall have received from Master Landlord, Owner or a Fee Mortgagee written notice specifying the name and address last furnished to Operator a copy of each request for Owner's consent or approval as well as a copy of each notice of Owner's default at the same time as and whenever any such request for Owner's consent or approval or notice of Owner's default shall thereafter be given by Operator to Owner. Operator shall give to Financing Parties Representative (on behalf of Fee Mortgage) and to Lender a copy of each request for Owner's consent or approval as well as a copy of each notice of owner's default at the same time as and whenever any such request for Owner's consent or approval or notice of Owner's default shall thereafter be given by Operator to Owner. Operator shall accept performance by any Fee Mortgagee of any covenant, condition or agreement on Owner's part to be performed hereunder with the same force and effect as though performed by Owner.

                                   ARTICLE XII

                             INSPECTION AND REPORTS

     Section 12.01. Condition and Operation. The Owner and its authorized representatives (the "Inspecting Parties") may inspect, as its own expense, the Facility. After an Event of Default has occurred and is continuing, the Inspecting Parties may also inspect, at their expense, the books and records of the Operator relating to the Facility and make copies and abstracts therefrom. The Operator shall furnish to the Inspecting Parties statements accurate in all material respects regarding the condition and state of repair of the Facility, all at such times and as often as may be reasonably requested. None of the Inspecting Parties shall have any duty to make any such inspection or inquiry. To the extent permissible, the Operator shall prepare and file in timely fashion, or where the Owner shall be required to file, the Operator shall prepare and deliver to the Owner within a reasonable time prior to the date for filing, any reports with respect to the condition or operation of the Facility that shall be required to be filed with any Governmental Authority.

     Section 12.02. Annual Insurance Report. On or before March 15 of each year during the Term, and within ten (10) days after any material adverse change in the information set forth in the certificates provided pursuant to Section 8.03 hereof, the Operator shall deliver to the Owner a report of a Responsible Officer of the Operator setting forth (a) a complete list of all insurance policies obtained and maintained by the Operator pursuant to Article VIII, (b) stating whether such insurance policies comply with the requirements of Article VIII and (c) stating whether all premiums then due thereon have been paid.

     Section 12.03. Financial Reports. During the Term, the Operator shall provide to the Owner the following:

          (a) As soon as available, and in any event within thirty (30) days after the end of each month, unaudited financial statements for the Facility, including a balance sheet as at the end of such month and statements of income and retained earnings and of cash flow for such month and for the period from the beginning of the Operating Year. There shall be included with such financial statements (i) a certificate of a Responsible Officer stating in effect that, to the best of his knowledge and belief, such financial statements are true and correct and have been prepared in accordance with generally accepted accounting principles, consistently applied, subject to changes resulting from year-end adjustments and (ii) a certificate of a Responsible Officer setting forth in detail reasonably satisfactory to the Owner a calculation of Cash Flow of the Facility for such month and for the Operating Year through the end of such month.

          (b) In addition, as soon as available and in any event within one hundred twenty (120) days after the end of each Operating Year, financial statements for the Facility, including a balance sheet as of the end of such Operating Year, and statements of income and retained earnings and of cash flow for such Operating Year, prepared in accordance with generally accepted accounting principles consistently applied and accompanied by the audit opinion of a recognized firm of independent certified public accountants acceptable to the Owner. There shall be included with such financial statements a certificate of a Responsible Officer setting forth in detail reasonably satisfactory to the Owner a calculation of Cash Flow of the Facility for such Operating Year. The Owner shall have the right at any time to audit the certificate of Cash Flow required to be provided hereunder. Such audit shall be performed by an independent certified public accounting firm selected by the Owner and shall be at the Owner's expense, unless such audit results in the upward adjustment of Cash Flow for any Operating Year in an amount equal to two percent (2%) or more of the Cash Flow reflected on the certificate provided to the Owner by the Operator, in which case the cost of such audit shall be paid by the Operator and shall not be considered Greenhouse Expenses. Any payments required to be made as a result of any adjustment to the Cash Flow shall be made within ten (10) Business Days following receipt of the results of the audit.

          (c) The Owner shall have the right to review the books and records of the Operating relating to the Facility for the purpose of verifying the accuracy of the financial statements and calculations of Cash Flow provided pursuant to Sections 12.03(a) and (b), and

          (d) On or before January 31 of each year during the Term (commencing on January 31, 1999), a certificate of a Responsible Officer of the Operator stating that such Responsible Officer has made or caused to be made a review of all transactions relating to the Facility and the financial and operating condition of the Operator for the immediately preceding Operating Year and that, based on such review, no Default or Event of Default has occurred during such year (or, if a Default or Event of Default shall have occurred, specifying the nature thereof and the action the Operator has taken or prepares to take with respect thereto).

     Section 12.04. Budget Approval. No later than the forty-five (45) days prior to the commencement of any Operating Year, the Operator shall present to the Owner for its approval, which shall not be unreasonably withheld, its budget for the Facility for the following Operating Year, prepared in detail satisfactory to the Owner (the budget prepared pursuant to this Section 12.04 shall be referred to herein as the "Budget"). In the event the Owner withholds its approval of any Budget, it shall provide to the Operator a written statement of specific objections to the Budget. The Budget presented shall be deemed to be approved with respect to all items except those to which the Owner has objected. In the event the Operator disputes the Owner's objections, the Owner and the Operator shall appoint a mutually agreeable independent advisor with experience in the operation of greenhouse facilities, which advisor shall review the disputed amounts and decide the appropriate level of expenditures for such items. The decision of such advisor shall be binding upon the Owner and the Operator and shall become part of the Budget for such Operating Year.

     Section 12.05. Liability. The Operator shall, promptly after obtaining knowledge thereof, give prompt written notice to the Owner of each accident likely to result in material damages or claims for material damages against the Operator or any other Person with respect to the Facility of $100,000 (if such claims and damages are insured) or $25,000 (if not insured), and occurring in whole or in part (whenever asserted) during the Term, and on request shall furnish to the Owner information as to the time, place and nature thereof, the names and addresses of the parties involved, any Persons injured, witnesses and owners of any property damaged and such other information as may be known to it, and shall promptly upon request furnish the Owner with copies of all correspondence, papers, notices and documents whatsoever received by the Operator in connection therewith.

     Section 12.06. Liens. The Operator shall promptly, and in no event later than five (5) Business Days after it shall have obtained knowledge of the attachment of any Lien that it shall be obligated to discharge or eliminate pursuant to Article V hereof, notify the Owner of the attachment of such Lien and the full particulars thereof unless the same shall have been removed or discharged by the Operator.

                                  ARTICLE XIII

                                EVENTS OF DEFAULT

     The following events shall constitute Events of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority):

          (a) the  Operator  shall fail to make any  payment of Rent within five
     (5) days after the same shall have become due; or

          (b) the Operator shall fail to make any payment of any other amount payable hereunder within ten (10) days after notice of such failure from the Owner; or

          (c) the Operator shall fail to perform or observe any covenant, condition or agreement to be performed or observed by it under Article VIII or Article XI hereof within five (5) days after notice of such failure from the Owner; or

          (d) the Operator shall fail to perform or observe any covenant, condition of agreement (not included in clause (a), (b) or (c) of this Article XIII) to be performed or observed by it hereunder or under any other Operative Document and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Owner; or

          (e) the filing of the Operator or APD of any petition for dissolution or liquidation of the Operator or APD or the commencement by the Operator or APD of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the Operator or APD shall have consented to the entry of an order for relief in an involuntary case under any such law, or the failure of the Operator or APD generally to pay its debts as such debts become due (within the meaning of the Bankruptcy Reform Act of 1978, as amended), or the failure by the Operator or APD promptly to satisfy or discharge any execution, garnishment or attachment of such consequence as will impair its ability to carry out its obligations under this Agreement, or the appointment of or taking possession by a receiver, custodian or trustee (or other similar official) for the Operator or APD or any substantial part of its property, or a general assignment by the Operator or APD for the benefit of its creditors, or the entry by the Operator or APD into an agreement of composition with its creditors, or the Operator or APD shall have taken any corporate action in furtherance of any of the foregoing; or the filing against the Operator or APD of an involuntary petition in bankruptcy which results in an order for relief being entered or, notwithstanding that an order for relief has not been entered, the petition is not dismissed within forty-five (45) days of the date of the filing of the petition, or the filing under any law relating to bankruptcy, insolvency or relief of debtors of any petition against the Operator or APD for reorganization, composition, extension or arrangement with creditors which either (i) results in a finding or adjudication of insolvency of the Operator or APD or (ii) is not dismissed within forty-five (45) days of the date of the filing of such petition; or

          (f) any representation or warranty by the Operator in any Operative Document or in any certificate or document delivered pursuant thereto shall have been materially false when made; or

          (g) the occurrence of an Event of Default under the Line of Credit Facility Agreement.

                                   ARTICLE XIV

                                   ENFORCEMENT

     Section 14.01. Remedies. Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, the Owner may, at its option, by notice to the Operator, declare this Operating Agreement to be in default, and at any time thereafter the Owner may do one or more of the following as the Owner in its sole discretion shall determine:

          (a) the Owner may, by notice to the Operator, rescind or terminate this Operating Agreement;

          (b) the Owner may (i) demand that the Operator, and the Operator shall upon the written demand of the Owner, return the Facility promptly to the Owner in the manner and condition required by, and otherwise in accordance with all of the provisions of, Article VI hereof as if the Facility were being returned at the end of the Term, and the Owner shall not be liable for the reimbursement of the Operator for any costs and expenses incurred by the Operator in connection therewith, (ii) enter upon the Site and take immediate possession of (to the exclusion of the Operator) the Facility or remove the Plant or Equipment or both, by summary proceedings or otherwise, all without liability to the Operator for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise and (iii) offer employment to the Operator's employees;

          (c) the Owner may sell all or any part of the Equipment and its rights to the Plant and the Site at public or private sale, as the Owner may determine, free and clear of any rights of the Operator and without any duty to account to the Operator with respect to such action or inaction or any proceeds with respect thereto;

          (d) the Owner may lease to others all or any part of the Facility as the Owner in its sole discretion may determine, free and clear of any rights of the Operator and without any duty to account to the Operator with respect to such action or for any proceeds with respect to such action or inaction, except that the Operator's obligation to pay Rent with respect to the Facility for periods commencing after the Operator shall have been deprived of use of the Facility pursuant to this paragraph (d) shall be reduced by the net proceeds, if any, actually received by the Owner from leasing the Facility to any Person other than the Operator for the same periods or any portion thereof;

          (e) the Owner may demand that the Operator assign to the Owner (or to a third party designated by the Owner to operate the Facility) all of the Operator's rights under any agreement or contact entered into by the Operator in connection with the operation of the Facility, including, without limitation, the Management Agreement, and the Operator shall execute and deliver to the Owner (or such third party) such assignments or other instruments as the Owner may reasonably request in connection therewith; and

          (f) the Owner may exercise any other right or remedy that may be available to it under applicable law or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof.

     Section 14.02. Survival of Operator's Obligations. Except as provided in subsection 14.01(d) above, no termination of this Operating Agreement, in whole or in part, or repossession of all or any portion of the Facility or exercise of any remedy under Section 14.01 hereof shall, except as specifically provided therein, relieve the Operator of any of its liabilities and obligations hereunder. In addition, the Operator shall be liable, except as otherwise provided above, for any and all unpaid Rent due hereunder before, during or after the exercise of any of the foregoing remedies, including all reasonable legal fees and expenses and other costs and expenses incurred by the Owner by reason of the occurrence of any Event of Default or the exercise of the Owner's remedies with respect thereto, and including all costs and expenses incurred in connection with the return of the Facility in the manner and condition required by, and otherwise in accordance with the provisions or, Article VI hereof as if such Facility were being returned at the end of the Term.

     Section 14.03. Remedies Cumulative. To the extent permitted by, and subject to the mandatory requirements of, applicable law, each and every right, power and remedy herein specifically given to the Owner or otherwise in this Operating Agreement shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or no or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Owner, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any right, power or remedy. No delay or omission by the Owner in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Operator or to be an acquiescence therein. No express or implied waiver by the Owner of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

                                   ARTICLE XV

                          RIGHT TO PERFORM FOR OPERATOR

     If the Operator shall fail to perform or comply with any of its agreements contained herein, the Owner may perform or comply with such agreement, and the amount of such payment and the amount of the expenses of the Owner incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Overdue Rate, shall be payable by the Operator upon demand.

                                   ARTICLE XVI

                                   INDEMNITIES

     Section 16.01. General Indemnity.

          (a) Payment of Expenses by Operator. The Operator shall pay, and shall indemnify and hold harmless each Indemnitee from and against, any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including legal fees and expenses, of whatsoever kind and nature (collectively, "Expenses" and individually, an "Expense"), imposed on, incurred by or asserted against any Indemnitee (whether because of an action or omission by such Indemnitee or otherwise), in any way relating to or arising out of the occupation and operation of the Facility by the Operator and the production and sale of the Product.

          (b) Exceptions. The indemnities contained in Section 16.01(a) hereof with regard to any particular Indemnitee shall not extend to any Expense
     (i)  resulting  from the
     willful misconduct or gross negligence of such Indemnitee (other than willful misconduct or gross negligence imputed to such Indemnitee solely by reason of its interest in the Facility), (ii) resulting solely from the breach by such Indemnitee of any of its representations, warranties or covenants in any of the Operative Documents, (iii) unless an Event of Default shall have occurred and be continuing and Owner shall be exercising remedies with respect thereto, to the extent such Expense shall relate to acts or events not attributable to the Operator that occur after the Term,
     (iv) so long as no Event of Default shall have occurred and be continuing, to the extent attributable solely to the disposition or attempted disposition of the Facility or any interest in any thereof, by or on behalf of any Indemnitee, other than a transfer of the Facility pursuant to
     Article XIV hereof or as required by any Operative Documents, (v) constituting Fees, Taxes or Other Charges or (vi) which constitutes internal, overhead expenses of the Indemnitee.

          (c) Notice.  If any party  entitled to  indemnity  under this  Section
     16.01 or the Operator shall have received written notice of any liability indemnified against under this Section 16.01, it shall give prompt notice thereof to the Operator, or the party entitled to be indemnified, as the case may be, but the failure to give such notice shall not affect any obligation under this Section 16.01. In case of action, including any investigatory proceeding, shall be brought against, or commenced with respect to, any indemnitee in respect of which the Operator is required to indemnify such Indemnitee pursuant to the provisions of this Section 16.01, the Operator shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnitee and the payment of all expenses. In the event the Operator assumes the defense of any such action, any Indemnitee shall have the right to employ separate counsel in such action and participate therein, but the fees and expenses of such counsel shall be at the expense of such Indemnitee, unless (i) the employment of such counsel has been specifically authorized by the Operator, or (ii) the named parties to such action (including any impleaded parties) include both such Indemnitee and the Operator and representation of such Indemnitee and the Operator by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between them or (iii) the counsel employed by the Operator and satisfactory to such Indemnitee has advised such Indemnitee, in writing, that such counsel's representation of such Indemnitee would be likely to involve such counsel in representing differing interests which could adversely affect either the judgment or loyalty of such counsel to such Indemnitee, whether it be a conflicting, inconsistent, diverse or other interest (in which case the Operator shall not have the right to assume the defense of such action on behalf of such Indemnitee; it being understood, however, that the Operator shall not, in connection with any one such action, or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys, and of any local counsel retained by such firm, at any one time for each such Indemnitee, which firm shall be designated in writing by such Indemnitee). The Operator shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of the Operator or if there by a final judgment, beyond further review or appeal, in any such action, the Operator agrees to indemnify and hold harmless any Indemnitee from and against any loss or liability by reason of such settlement or judgment.

          (d) Payment. The Operator covenants and agrees to pay all amounts required to be paid under this Section 16.01 on demand by the relevant Indemnitee.

     Section 16.02. Fees, Taxes and Other Charges.

          (a) Payment by Operator.

               (i) The Operator hereby agrees to pay and assume liability for, and on written demand to indemnify, protect, defend, save and hold harmless each Indemnitee from and against, any and all governmental or quasi-governmental fees (including without limitation license and registration fees), taxes (including without limitation gross receipts, franchise, sales, use, property, real or person, tangible or intangible), interest equalization and stamp taxes, assessments, levies, imposts, duties, charges or withholdings of any nature whatsoever, together with any and all penalties, fines or interest thereon ("Fees, Taxes and Other Charges") imposed against any Indemnitee, the Operator or the Facility or any portion thereof by any Federal, state or local governmental or taxing authority in the United States of America or by any foreign government or any subdivision or taxing authority thereof, upon or with respect to the occupation and operation of the Facility by the Operator and the production and sale of the Product.

               (ii) Notwithstanding anything to the contrary set forth above, the provisions of this Section 16.02 shall not apply to:

                    (A) Fees,  Taxes and Other  Charges on, or measured in whole or in part by (y) the net income or gross income of an Indemnitee or (z) the franchise, capital, conduct of business, net worth or tax preference of an Indemnitee;

                    (B) Fees,  Taxes and Other  Charges to the extent on, levied on, or measured by, any fees or compensation received by an Indemnitee for services rendered in connection with this Agreement;

                    (C) Fees,  Taxes and Other  Charges  which  result  from any
               Indemnitee engaged in activities not related to this Agreement;

                    (D) So long as no  Event  of  Default  has  occurred  and is continuing, Fees, Taxes or other Charges imposed as a result of the voluntary sale, transfer, assignment or other disposition of any interest in the Facility by an Indemnitee, if such disposition shall not be pursuant to or in connection with
               Article XIV hereof;

                    (E) Fees, Taxes or Other Charges imposed solely with respect to any period after the Term unless an Event of Default has occurred and is continuing and the Owner shall be exercising remedies with respect thereto;

                    (F) Fees,  Taxes or Other  Charges  imposed as the result of any transfer or disposition of any interest in the Facility by any Indemnitee resulting from bankruptcy or other proceedings for the relief of debtors (voluntary or involuntary) in which the transferor is the debtor; or

                    (G) Fees, Taxes and Other Charges imposed solely as a result of the willful misconduct or gross negligence of the Indemnitee.

               (iii) In case any report or return is required to be made with respect to any obligations of the Operator under this Section 16.02 or arising out of this Section 16.02, the Operator shall, to the extent permitted by law, either make such report or return in such manner (including the making thereof in the Owner's name) as will show the ownership of the Equipment in the Owner and send a copy of such report or return to the Owner, or shall notify the Owner of such requirement and make such report or return in such manner as shall be reasonably satisfactory to the Owner. Each Indemnitee agrees that it will promptly forward to the Operator any notice, bill or any advice received by it concerning any such Fees, Taxes and Other Charges and will, at Operator's expense, use its best efforts and take such lawful and reasonable steps as may be proposed by the Operator in writing to minimize any of the same for which the Operator is responsible under this Section 16.02.

               (iv) The amount which the Operator shall be required to pay to or for the account of any Indemnitee with respect to any Fees, Taxes and Other Charges which are subject to indemnification under this Section
          16.02 shall be an amount sufficient to restore the Indemnitee to the same position the Indemnitee would have been in had such Fees, Taxes and Other Charges not been incurred or imposed. If the payment by the Operator under this Section 16.02 of an amount equal to such Fees, Taxes and Other Charges would be more or less than the amount which would be required to make such Indemnitee whole as a result of any tax effect to an Indemnitee in connection with such payment of such Fees, Taxes and Other Charges, including, without limitation (A) the inclusion of any payment to be made by the Operator under this Section
          16.02 in the taxable income of any Indemnitee in one year and the deduction of the Fees, Taxes and Other Charges with respect to which such payment is made from the taxable income of such Indemnitee in a different year, (B) the nondeductibility of such Fees, Taxes and Other Charges from the taxable income of such Indemnitee or (C) the anticipated realization by such Indemnitee in a different year of tax benefits resulting from the transaction giving rise to such Fees, Taxes and Other Charges, the amount of the indemnity to be paid by the Operator shall be adjusted to an amount which (after taking into account all tax effects on such Indemnitee, any loss of use of money resulting from differences in timing between the inclusion of such indemnity in the taxable income of such Indemnitee and the anticipated realization by such Indemnitee of tax benefits resulting from the transaction to which such indemnity is related and the present value of any anticipated future tax benefits to be realized by such Indemnitee as a result of deducting such Fees, Taxes and Other Charges or as a result of the transaction giving rise thereto) will be sufficient to place the Indemnitee in the same position such Indemnitee would have been in had such Fees, Taxes and Other Charges not been imposed. All computations for purposes hereof shall be based on tax rates in effect on the date payment pursuant to this Section 16.02 is made. Computations involving the loss of use of money or calculations of present value shall be based on the Overdue Rate as adjusted for applicable income tax effects and compounded monthly on the Basic Rent Payment Dates. Each Indemnitee shall in good faith use reasonable efforts to seek and claim all tax benefits available with respect to items referred to herein.

               (b) Refunds. If any Indemnitee shall obtain a refund or credit of all or any part of any Fees, Taxes and Other Charges, payment of or indemnity for which shall have been made by the Operator pursuant to this Section 16.02, such Indemnitee shall, unless a Default or an Event of Default shall have occurred and be continuing, promptly pay to the Operator (i) the amount of such refund or credit (together with any interest paid to such Indemnitee with respect to such refund or credit) plus (ii) an amount equal to all tax benefits realized by such Indemnitee as the result of the payment of the amounts referred to in clause (i) above and this clause (ii).

     Section 16.03. Survival. The obligations of the Operator under this Article XVI shall survive the termination of this Agreement and are expressly made for the benefit of and shall be enforceable by any Indemnitee, separately or together, without declaring this Agreement to be in default and notwithstanding any assignment by the Owner of this Operating Agreement or any of its rights hereunder. The extension of applicable statutes of limitations by an Indemnitee or the Operator shall not affect the survival of the Operator's or any Indemnitee's obligations, as the case may be, under this Article XVI. The obligations of the Indemnitees shall survive the termination of this Operating Agreement. All payments required to be paid pursuant to Article XVI shall be made directly to, or as otherwise requested by, the Indemnitee entitled thereof, upon written demand by such Indemnitee. All such written demands shall specify the amounts payable and the facts upon which the right to indemnification is based.

     Section 16.04. Waiver. The Operator hereby waives all tort claims and causes of action in tort it may have at any time against any Indemnitee in any way relating to or arising from or alleged to relate to or arise from any Operative Document, except with regard to circumstances constituting an exception to the Operator's obligation to indemnify pursuant to Section 16.01(b) hereof.

                                  ARTICLE XVII

                    COVENANTS AND REPRESENTATIONS OF OPERATOR

     Section 17.01. Operation of Facility. During the Term, the Operator shall use its best efforts to operate the Facility (including the sowing, growing, harvesting and packaging of the Product) at its fullest productive capacity as would a prudent commercial greenhouse operator under the same or similar circumstances and to market the Product with substantially the same effort and on the same terms as used for product produced at other facilities operated by the Operator or its Affiliates. The Operator hereby agrees to give prompt written notice to the Owner if at any time the Operator becomes aware that the Facility is not being operated at its fullest productive capacity. The Operator further agrees that it will not use the Facility for any purpose other than the production of tomatoes or, with the Owner's consent, any other agricultural product.

     Section 17.02. Affiliated Transactions.

          (a) In the event the Operator uses the Facility to pack, store, grade, separate or distribute Product grown in greenhouses other than the Facility owned, leased, operated or managed by the Operator, then the Operator agrees to charge such greenhouses a fee per pound that is satisfactory to, and approved in advanced by, the Owner plus an amount equal to at least the Operator's cost for boxes and packing materials. Without the prior written consent of the Owner, the Operator shall not use the Facility for any product other than the Product.

          (b) In the event the Operator purchases any equipment, supplies or other items from any Affiliate, such purchases shall be on terms no less favorable than those available for unaffiliated parties.

          (c) The Operator shall provide to the Owner on a monthly basis in detail satisfactory to the Owner a list of all Product handled by the Facility for greenhouses pursuant to subsection 17.02(a) and all items purchased from Affiliates and the purchase price thereof pursuant to subsection 17.02(b).

         Section 17.03. Waiver of Operating or Efficiency Standards. Operator shall use its reasonable best efforts to assist Owner in obtaining and maintaining all necessary permits and approvals for the operation of the greenhouse and shall fully cooperate with Birchwood in the event Birchwood seeks a waiver of the operating or efficiency standards for a "Qualifying Facility" under the Federal Power Act or the Federal Energy Regulatory Commission's regulations, as any of the foregoing may be now or hereafter amended.

     Section 17.04. Representations and Warranties of Operator. Operator hereby warrants and represents to Owner, Master Landlord, and each Fee Mortgagee that:

          (a) Operator has not entered into any contract or agreement with other Persons regarding the provision of thermal supply relating to the Greenhouse Facility, and Operator will not, without the consent of Owner and Master Landlord, enter into any successor or additional contracts for thermal energy or steam supply to the Greenhouse Facility.

          (b) There is not pending or threatened against Operator or any of its Affiliates, and Operator knows of no facts or circumstances that might give rise to, any civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, environmental lien, investigation, or proceeding relating in any way to Environmental Requirements.

          (c)  Neither  this  Operating  Agreement  nor  any  other  instrument, document, agreement, financial statement, financial projections or certificate furnished to Owner or Master Landlord by or on behalf of Operator or any affiliate of Operator in connection herewith contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or omits to state any fact which may in the future have a material adverse effect on the financial condition or business prospects of Operator.

                                  ARTICLE XVIII

                                  MISCELLANEOUS

     Section 18.01. Further Assurances. The Operator shall cause the Operative Documents and any amendments and supplements to any of them (together with any other instruments, financing statements, continuation statements, records or papers necessary in connection therewith) to be recorded and/or filed and rerecorded and/or refiled in each jurisdiction as and to the extent required by law in order to, and shall take such other actions as may from time to time be necessary to, establish, perfect and maintain the Owner's right, title and interest in and to the Facility, not subject to any Liens except Permitted Liens. The Operator will promptly and duly execute and deliver to the Owner such documents and assurances and take such further action as the Owner may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Operative Documents and to establish and protect the rights and remedies created or intended to be created in favor of the Owner, to establish, perfect and maintain the Owner's right, title and interest in and to the Facility, including without limitation if requested by the Owner at the expense of the Operator, the recording or filing of counterparts or appropriate memoranda of the Operative Documents, or of such financing statements or other documents with respect thereto as the Owner may from time to time reasonably request, and the Owner agrees promptly to execute and deliver such of the foregoing financing statements or other documents as may require execution by the Owner.

     Section 18.02. Quiet Enjoyment. The Owner covenants that it will not interfere in the Operator's quiet enjoyment of the Facility hereunder during the Term, so long as (a) the Operator is in compliance with each term and condition hereof and (b) no Event of Default has occurred or is continuing.

     Section 18.03. Notices. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be in writing and any such notice shall become effective three (3) Business Days after being deposited in the mails, certified or registered with appropriate postage prepaid for first-class mail or, if delivered by hand or in the form of a telex or telegram, when received, and shall be directed to the Address of such Person.

     Section 18.04. Severability. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Operator hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

     Section 18.05. Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought.

     Section 18.06. Headings. The Table of Contents and headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

     Section 18.07. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 18.08. Governing Law. This Agreement has been delivered in, and shall in all respects be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

     Section 18.09. Binding Effect; Successors and Assigns; Survival. The terms and provisions of this Agreement, and the respective rights and obligations hereunder of the Owner and the Operator, shall be binding upon their respective successors and assigns (including, in the case of the Owner, any Person to whom the Owner may transfer all or any portions of the Facility), and inure to the benefit of their respective permitted successors and assigns. The obligations of the Operator under this Agreement shall survive the termination of this Agreement.

     Section 18.10. Divisible Operating Agreement. It is the intention of the parties hereto that this Agreement shall constitute the lease of both personal property and real property and, to such extent, shall be deemed divisible. It is the intention and understanding of the parties hereto that the Equipment constitutes personal property and all the Site and Plant constitute real property for all purposes of this Operating Agreement and the other documents referred to herein and for all purposes of bankruptcy laws of the United States; provided, however, that nothing herein shall affect the rights and obligations of Owner or Operator under Section 18.01 hereof, it being understood that no filing, refiling, recording, re-recording, registration or re-registration in any office for the filing, recording or registration of interests in real property shall constitute or be deemed to constitute evidence or an admission by Owner or Operator that the Equipment is real property.

     Section 18.11. Effectiveness. This Agreement shall become effective upon the date (the "Effective Date") the last of the following events occurs:

               (a) the Closing Date;

               (b) the receipt of any necessary consent of the Owner's lenders under the Owner's financing documents; and

               (c) upon Notice of Substantial Completion (as defined in the General Contractor's Agreement) of the Plant.

                                   ARTICLE XIX

                       STEAM SALES AGREEMENT, FEE MORTGAGE

                                AND MASTER LEASE

     Section 19.01. Subject to Fee Mortgage and Master Lease. This Operating Agreement is subject and subordinate to the Fee Mortgage and Master Lease. As used in this Section 19.01, "Applicable Documents" shall mean, collectively, the Master Lease, Fee Mortgage and Steam Sales Agreement. Operator shall not do or permit to be done anything which would constitute a default under all or any one or more of the Applicable Documents or cause all or any one or more of the Applicable Documents to be terminated or forfeited; in the event Operator causes or permits what Owner reasonably deems to be a default under all or any one or more of the Applicable Documents, in addition to all other remedies available to Owner, Owner shall be entitled to enter the Site, without Operator's consent, and cure said default whereupon all expenses incurred by Owner thereby shall be additional rent due and payable upon demand. Operator shall duly comply with all obligations and undertakings of Master Tenant under the Master Lease with regard to those obligations and undertakings related to the Site, except for the payment of "Annual Rent" due Master Landlord under the Master Lease. Notwithstanding anything herein contained to the contrary, the services, reimbursements, indemnities, repairs, restoration and maintenance to which Operator is entitled hereunder shall in no event exceed those to which Owner is entitled under the Master Lease and the Steam Sales Agreement and for all such services, reimbursements, indemnities, repairs, restoration and maintenance Operator will look to the appropriate party under the Master Lease and the Steam Sales Agreement, whichever is applicable, and no default of Owner shall occur under this Operating Agreement on account of any failure to provide such services, reimbursements, indemnities, repairs, restoration and maintenance. Owner shall cooperate with Operator in enforcing such obligations. Operator and Owner shall execute and deliver to Master Landlord and Fee Mortgagee, contemporaneously with this Operating Agreement, an agreement in recordable form, wherein and whereby Operator acknowledges the right of Master Landlord and Fee Mortgagee to continue or terminate this Operating Agreement, in Master Landlord's sole discretion, upon termination of the Master Lease, and Operator agrees to recognize and attorn to Master Landlord in the event that Master Landlord elects to continue this Operating Agreement.

     Section 19.02. Cooperation with Lenders. Operator shall reasonable cooperate with Owner and Master Landlord and their respective financiers and equity investors (including but not limited to Fee Mortgagee) from time to time in connection with Master Landlord's financing, development and/or refinancing of the Power Station and the Greenhouse Facility, including, without limitation, the furnishings of such information, the giving of such certificates and the furnishing of such opinions of counsel and other matters as Master Landlord, Owner, and their respective financiers and equity investors may reasonably request. Operator shall provide such reasonable corporate information and approvals to the entity(s) providing the funding for the Power Station as may be required to have the Power Station financed or refinanced on a "project finance" or nonrecourse financing basis where the lending equity's principal source of payment is the revenues from the Power Station and will execute amendments to this Operating Agreement which do not materially affect the Operator's rights and obligations hereunder.

     Section 19.03. Steam Sales Agreement.

     (a) Operator agrees to accept and use the thermal energy produced by the Power Station which is delivered to the Steam Interconnection Points. Owner will make available to Operator such steam, if any, as is provided by Birchwood to Owner under the Steam Sales Agreement. Operator shall accept and use steam necessary to meet the requirements set forth in the QF Application, a copy of which has been provided to Operator. Owner shall notify Birchwood to give Operator notice prior to delivery of any steam to the Steam Interconnection Points. Title to and full responsibility for all steam generated by the Power Station will pass to Operator upon its delivery at the Steam Interconnection Points to Owner, and neither Owner nor Birchwood shall have any responsibility for such steam thereafter.

     (b) Without limiting the generality of the foregoing, Operator unconditionally agrees that Operator will accept delivery of and use sufficient steam based on per hour basis form Owner for heating and cooling purposes to allow Birchwood to maintain the status of the Power Station as a "Qualifying Facility" within the meaning of the Public Utility Regulatory Policies Act of 1978, as now or hereafter amended, on an annual basis, as described in the QF Application. If Operator fails to accept such minimum requirements, then, in addition to Owner's rights hereunder and as may be allowed by law, Birchwood shall have the right, without Operator's approval, to sell steam from the Power Station to any other person or entity to the extent required to maintain such status, and such failure shall be deemed an Event of Default by Operator hereunder. Operator shall not use alternative means of providing such heating or cooling unless, and then only to the extent that, either (i) steam is not delivered as contemplated in Section 19.03(a) hereof, or (ii) Operator is accepting and using all the steam provided by Birchwood. Operator shall not resell any thermal energy which it receives pursuant to this Operating Agreement without the express written consent of Master Landlord.

     (c) Operator agrees to provide Master Landlord at the Power Station all storm water runoff from the Greenhouse Facility for use with the Power Station, without additional cost to Owner or Master Landlord, by means of the Storm Water Piping in a manner to be specified by Master Landlord. Operator shall not use or divert any storm water runoff without the consent of Master Landlord.

     (d) Without limiting any right or remedy which Owner or Birchwood might have at law or in equity as a result of such breach, Operator agrees that breach by Operator of any covenant contained in Sections 19.03(a), (b) or (c) hereof will cause irreparable injury to Birchwood and to Owner and that Birchwood and Owner have no adequate remedy at law in respect of such breach and, as a consequence, Operator agrees that the covenants contained in Sections 19.03(a),
(b) or (c) hereof shall be specifically enforceable by Birchwood and by Owner, and by either of them, against Operator and Operator waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that such covenants have not been breached.

     (e) Owner shall direct Birchwood to give Operator notice simultaneously with notice to Owner under the Steam Sales Agreement of any scheduled outages or scheduled shutdown periods significantly affecting the steam delivery components of the Power Station. Notification of such shutdowns may be made by telephone and confirmed by written notice.

     (f) Operator shall give Owner and Birchwood two (2) weeks notice of any scheduled activities that will cause Operator's steam requirements from the Power Station to cease for a period of more than twenty-four (24 ) hours, but such notice shall not reduce or affect Operator's obligations hereunder to accept steam. Notification of such activities shall be made by telephone and confirmed by written notice.

     (g) Condensate shall be returned by Operator to the Steam Interconnection Points, and shall be of a quality suitable for use with the Power Station. Condensate return may be monitored by Birchwood.

     (h) As used in this Section 19.03, "Force Majeure" means causes beyond the reasonable control of and without the fault or negligence of the party claiming Force Majeure, including without limitation sabotage, strikes, acts of God, accidents, appropriation or diversion of steam, steam equipment or materials or commodities by rule or order of any governmental authority having jurisdiction thereof, and necessity of temporary interruption on account of system operating conditions, including disruptions in the transportation, receipt or delivery of necessary materials and equipment or in Virginia Power's ability to take electrical output from the Power Station. Economic hardship shall not be an event of Force Majeure.

     (i) If Operator or Owner is rendered wholly or party unable to perform its obligations under this Section 19.03 because of Force Majeure, that party shall be executed from whatever performance is affected by the Force Majeure to the extent so affected, and only to the extent such performance is excused pursuant to the provisions of Section 22.2 of the Steam Sales Agreement.

     (j) Neither Operator nor Owner nor Birchwood shall be liable or responsible for any loss, damage, injury or expense (including consequential damages and costs of replacement of steam) resulting from or arising out of any delay in the performance of, or the inability to perform, any duty or obligation under or pursuant to or identified in this Section 19.03 in an event of Force Majeure applicable to it, in accordance with and subject to the limitation set forth in
Section 19.03(i). The party suffering an event of Force Majeure shall use its best efforts to remedy as soon as possible the cause(s) preventing the performance of this Operating Agreement.

     Section 19.04. Storm Water Piping, Power Station Piping, Steam Equipment, Steam Interconnection Facilities and Metering Devices. Master Landlord owns and, pursuant to the Steam Sales Agreement, shall maintain Master Landlord's Facilities. An authorized representative of Birchwood will read the Metering Devices at the end of each calendar month. Owner will designate Operator as the recipient of a notice from Birchwood of the amounts of steam delivered to the Steam Interconnection Points during such calendar month. Owner owns the Steam Equipment together with all equipment for the distribution within the Greenhouse Facility of the heating and cooling provided by the Steam Equipment. Operator, at Operator's sole cost, shall operate and maintain (except for Master Landlord's maintenance obligations with respect to the Steam Equipment under the Steam Sales Agreement) the Steam Equipment, shall operate and maintain all equipment required for the distribution within the Greenhouse Facility of the heating and cooling provided by the Steam Equipment, and shall purchase and install all equipment required for the distribution within the Greenhouse Facility of the heating and cooling provided by the Steam Equipment after the date hereof. The Improvements are designed to facilitate the collection in the Storm Water Piping of storm water runoff from the Improvements for use by Master Landlord at the Power Station. Owner and Master Landlord shall be entitled to use all storm water runoff without compensation to Operator, and Operator shall not use or divert any storm water runoff without the consent of Owner, which consent may be granted or withheld in the sole discretion of Owner.

     IN WITNESS WHEREOF, the undersigned have caused this Operating Agreement to be duly executed and delivered and their corporate seals to be hereunto affixed and attested by their respective officers thereunto duly authorized as of the day and year first above written.

Attest:                                          GREENHOST, INC.


____________________________________         By:________________________________
                         , Secretary             Name: Steve Gillis
                                                 Title: CFO
[Corporate Seal]

Attest:                                          VILLAGE FARMS OF VIRGINIA, INC.


____________________________________         By:________________________________
                         , Secretary             Name: J. Kevin Cobb
                                                 Title: Vice president
[Corporate Seal]

               Unconditional Guarantee of Payment and Performance

     APD is an Affiliate of the Operator and is under common ownership with the Operator. To induce the Owner to enter into this Operating Agreement and in consideration for the benefits to be derived by APD from the transactions contemplated hereby, APD unconditionally guarantees the payment when due and timely performance of any and all obligations of Operator under this Operating Agreement; provided, however, that APD's liability under this provision shall be limited to a maximum aggregate amount of $2,000,000.00 during the Term. Upon default by the Operator in making payment hereunder or any other failure to perform its obligations hereunder, APD shall make such payment or cause such obligation to be performed (subject to the limitation of liability set forth in the preceding sentence), promptly upon the demand of the Owner. Notwithstanding the foregoing, in the event the Operator, for whatever reason, ceases to occupy and/or operate the Greenhouse Facility, Owner agrees to use its commercially reasonable efforts, but shall not be obligated, to find a replacement tenant/operator for the Greenhouse Facility. Any replacement rent received by the Owner shall mitigate APD's liability under this Guarantee. APD agrees that the Owner and/or the Operator may from time to time extend or renew provisions of this Operating Agreement for any period and may grant any releases, compromises or indulgences with respect thereto (including, but not limited to, the failure or refusal to exercise one or more of the right or remedies provided herein), without notice to or consent of APD, and without affecting the liability of APD hereunder.

                                                 AGRO POWER DEVELOPMENT, INC.


                                                 By:____________________________
                                                    Name: Michael A. DeGiglio
                                                    Title: President

                                                                SCHEDULE 1.01(a)
                                                          TO OPERATING AGREEMENT

                             Description of Facility

PART 1:  Description of Equipment

         The Equipment described on Annex A hereto.

PART 2:  Description of Plant

         The greenhouse plant including fixtures containing approximately 38 acres and the headhouse building located on the Site described in Part 3.

PART 3:  Description of Site

         The property described on Annex B hereto.

                                                                      ANNEX A to
                                                                Schedule 1.01(a)

                            Description of Equipment

o All existing Greenhost office equipment, furniture, fixtures and computers (including radios and phone systems).

o    3 Caterpillar GP 18 forklifts

o    13 Electric Golf Carts

o    EZ Go PC956 Personnel Carrier

o    Security System and hardware

o    John Deere 5300 4WD 50 HP Tractor with blade, mower and tiller

o    7 Trash Dumpsters

o    Motorized sweeper

o All existing Greenhouse safety and maintenance equipment (excluding scissor lifts), tools and spare parts.

                               Description of Site

TRACT ONE:

All those certain pieces, or parcels of land lying and being in Potomac Magisterial District, King George County, Virginia, and being designated as Parcel "C" on plat of survey entitled "ALTA/ACSM Survey of the Land of Adrian & Ethel S. Gilbert and A Portion of the Land of Frank B. & Laura S. Taylor", made by Springfield Engineering Corporation, P.C. , dated February 7, 1991, last revised February 3, 1994, and being more particularly described as follows:

PARCEL "C":

BEGINNING at a point in the southerly line of State Route # 665 (30' wide) said point also being the northeasterly line of the land now or formerly Jack and Nancy Reed, and running thence with said line of State Route #665 the following courses and distances: N.80(0) 50' 09" E. 376.78 feet to a point; with the arc of a curve to the left whose radius is 503.62 feet, and whose chord bearing and chord are N. 62(0) 26' 24" E. and 317.88 feet, respectively, a distance of
323.41 feet to a point; with the arc of another curve to the left whose radius is 2,426.45 feet, and whose chord bearing and chord are N. 39(0) 42' 43" E. and
366.45 feet, respectively, a distance of 366.80 feet to a point; N. 35(0) 22' 52" E. 524.45 feet to a point; with the arc of a curve to the right whose radius is 4,934.53 feet, and whose chord bearing and chord are N. 37(0) 45' 47" E. and
410.16 feet, respectively, a distance of 410.28 feet to a point; N. 40(0) 08' 42" E. 257.85 feet to a point; and with the arc of a curve to the left whose radius is 1,043.00 feet, and whose chord bearing and chord are N. 38(0) 12' 23"
E. and 70.57 feet, respectively, a distance of 70.58 feet to a point in the westerly line of the land of the Solite Corporation; thence leaving said line of State Route #665 and running with the said line of the land of the Solite Corporation, the following courses and distances; S. 11(0) 13' 48" W. 218.27 feet to a point; with the arc of a curve to the left whose radius is 408.06 feet, and whose chord bearing and chord are S. 09(0) 49' 34" and 293.20 feet, respectively, a distance of 299.1 feet to a point; S. 30(0) 52' 52" E. 494.72 feet to a point; S. 30(0) 04' 38" E. 555.68 feet to a point; thence leaving the easterly line of the land of Solite Corporation S. 68(0) 14' 39" W. 2124.04 feet to a point; thence N. 21(0) 20' 39" W. 733.81 feet to a point marking the point and place of beginning, containing 42.31913 acres.

BEING a portion of the same property conveyed to Birchwood Power Partners, L.P., by deed from Curtis A. Gilbert and Ethel S. Gilbert, husband and wife, dated February 11, 1994, recorded February 11, 1994, in the Clerk's Office, Circuit Court, King George County, Virginia, in Deed Book 259, page 627.

TRACT TWO:

ALL that tract or parcel of land lying and being in the Potomac magisterial District, King George County, Virginia, and being more particularly described as follows:

TO FIND THE POINT OF BEGINNING, COMMENCE at the point of intersection of the centerline of State Route No. 3 with the centerline of State Route No. 665; running thence along the centerline of State Route No. 665 a distance of 2,027 feet, more or less, to a point; continuing thence along the centerline of State Route No. 665 a distance of 1,030,.68 feet to an iron pin set;

thence leaving the centerline of State Route No. 665; thence leaving the centerline of State Route NO. 665 and running South 9 degrees 09 minutes 51 seconds East a distance of 15.00 feet to a point on the southerly line of State Route No. 665, the northeasterly corner of the land now or formerly Jack and Nancy Reed; thence leaving the southerly line of State Route No. 665 with the easterly line of Jack and Nancy Reed South 21 degrees 20 minutes 39 second East a distance of 733.81 feet to a point, which point is the northwesterly corner of the land of Frank B. and Laura S. Taylor which marked the POINT OF BEGINNING; FROM SAID POINT OF BEGINNING AS THUS ESTABLISHED, running thence with the southerly line of land now or formerly Curtis A. and Ethel S. Gilbert North 68 degrees 14 minutes 39 seconds East, 2,124.04 feet to a point in the westerly line of the land of Frank B. Taylor (Deed Book 138, page 516); thence with the said line of Taylor and continued with the westerly line of the land now or formerly C. T. Graves South 28 degrees 45 minutes 02 seconds East, 1,637.25 feet to a point; thence leaving the said line of C. T. Graves and running through the land of Frank B. and Laura S. Taylor South 72 degrees 31 minutes 12 seconds West 2,340,.35 feet to a point in the aforesaid easterly line of Jack and Nancy Reed; thence with the said line of Jack and Nancy Reed North 21 degrees 20 minutes 39 seconds West 1,450.61 feet to the point of beginning, containing 78.50000 acres, being a portion of the land of Frank B. and Laura S. Taylor (Deed Book 81, page
413) and being more particularly shown on a plat of survey prepared by Springfield Engineering Corporation, P.C., engineers, planners, surveyors landscape architects, dated August 23, 1993, and revised September 10, 1993, and entitled "Plat of a Portion of the Land of Frank B. & Laura S. Taylor, Deed Book 81, page 413, Potomac Magisterial District, King George County, Virginia.

BEING the same property conveyed to Birchwood Power Partners, L.P., a Delaware Limited partnership, by deed from Frank B. Taylor and Laura Smart Taylor, dated March 18, 1994, recorded March 18, 1994, in the Clerk's Office, Circuit Court, King George County, Virginia, in Deed Book 261, page 161.

                                  Schedule A-1

                       Access and Utility Easement Parcel

A 100 foot, perpetual easement for vehicular access to and from Tract One and Tract Two for the installation, repair, replacement, maintenance and operation of such gas, water, telephone, power, steam, and other utility lines and related equipment as Birchwood Power Partners, L.P. or Dominion Growers of Fredericksburg, Inc., deems necessary or appropriate to serve their respective properties and any improvements now or hereafter located thereon (the "Access and Utility Easement") at the location designated as the "100' Ingress-Egress and Utility Easement" on that plat of survey entitled "Plat Showing A Portion of the Property of Frank B. Taylor & Laura S. Taylor, Potomac Magisterial District, King George County, Virginia, dated March 10, 1994, revised April 29, 1994, and prepared by Andy L. Collis and being more particularly described in that certain Access and Utility Easement among Frank S. Taylor (sic) and Laura S. Taylor, Dominion Growers of Fredericksburg, Inc. and Birchwood Power Partners, L.P., dated as of April 21, 1994, recorded May 4, 1994, in Deed Book 262, page 765.

                                  Schedule A-2

               Stormwater and Surface Water Runoff Easement Parcel

A PERPETUAL EASEMENT OVER, UNDER, UPON AND ACROSS the below described property for the purposes of the discharge of stormwater and other surface water runoff as more particularly set out in that certain easement agreement dated as of April 22, 1994 between Dominion Growers of Fredericksburg, Inc. and Birchwood Power Partners, L.P. recorded May 4, 1994, in the Clerk's Office of the Circuit Court of King George, Virginia, in Deed Book 262, page 781, as amended and restated by that certain amended and restated easement agreement dated as of May 18, 1994, between Dominion Growers of Fredericksburg, Inc. and Birchwood Power Partners, L.P., recorded May 25, 1994, in the Clerk's Office of the circuit Court of King George, Virginia, in Deed Book 263, page 491:

ALL that tract or parcel of land lying and being in the Potomac Magisterial District, King George County, Virginia, containing 21.6610 acres, more or less, and further described on a plat of survey made by Andy L. Collis, Land Surveyor, dated March 10, 1994, and recorded among the land records of King George County, Virginia, in Deed Book 261, at page 169.

                                   Schedule A

                                Land Description

         All that tract or parcel of land lying and being in the Potomac Magisterial District, King George County, Virginia, containing 21.6610 acres, more or less, and further described on a plat of survey made by Andy L. Collis, Land Surveyor, dated March 10, 1994, and recorded among the land records of King George County, Virginia in Deed Book 261, page 169.

                                   Schedule A

                                Land Description

         All that tract or parcel of land located in the Potomac Magisterial District, King George County, Virginia, containing an area of 13.7155 acres, more or less, and as shown on a plat of survey by Andy L. Collis, Land Surveyor, dated January 3, 1995, and recorded in Plat Book 15, Page 268.

                                   Schedule A

         All that tract of parcel of land, lying and being in the Potomac Magisterial District, King George County, Virginia, containing 1.343 acres, as shown on a plat of survey made by Andy L. Collis, Surveyor, dated October 31, 1994, and recorded in the Potomac Magisterial District in Deed Book 271, Page 879.

Schedule A-3

At Greenhost request, Village Farms of Virginia, Inc. agrees to release a portion of undeveloped property located north of the Greenhouse and west of the point where the steam line crosses state route 665.

Greenhost will be responsible for the cost associated with the release of this property including surveys.

Greenhost will restrict the use of this property from vegetable growing.

                                                                SCHEDULE 1.01(b)
                                                          TO OPERATING AGREEMENT

                     Calculation of Internal Rate of Return

Internal Rate of Return Calculation

The calculation of the Internal Rate of Return in connection with determining the Owner's Supplemental Rent will be based upon the cash outflows (Capital Improvements Costs and Base Rent Discount) and cash inflows (Supplemental Rent) of the Owner. The Internal Rate of Return shall be computed utilizing Microsoft Excel software version 5.0. The Internal Rate of Return shall be computed utilizing the @XIRR function in Excel. For purposes of calculating the Internal Rate of Return, the cash inflows and cash outflows to the Owner shall consist solely of the following:

Capital Improvement Costs

All Capital Improvement Costs made by the Owner will be reflected as a cash outflow as of the date such costs were paid under the General Contractor's Agreement.

In addition, for purposes of calculating the Internal Rate of Return, the Owner will be credited with a cash outflow of $100,000 to reflect the base rent discount on each March 31, June 30, September 30 and December 31 through the term of the lease commencing March 31, 1998.

Supplemental Rent

The amount to be reflected as a cash inflow to the Owner for purposes of calculating the Internal Rate of Return will be equal to the Supplemental Rent received by the Owner as of the date such payment was received by the Owner subject to an adjustment to reduce such cash received by 38.9%. As an example, if the Owner receives $1 million on January 1, 1999, such amount will be reflected as a cash inflow of $611,000 as of January 1, 1999 for purposes of calculating the Internal Rate of Return.





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

                                                                   SCHEDULE 3.01
                                                          TO OPERATING AGREEMENT

                             SCHEDULE OF BASIC RENT

March 31, 1998              *                   March 31, 2003            *
June 30, 1998               *                   June 30, 2003             *
September 30, 1998          *                   September 30, 2003        *
December 31, 1998           *                   December 31, 2003         *

March 31, 1999              *                   March 31, 2004            *
June 30, 1999               *                   June 30, 2004             *
September 30, 1999          *                   September 30, 2004        *
December 31, 1999           *                   December 31, 2004         *

March 31, 2000              *                   March 31, 2005            *
June 30, 2000               *                   June 30, 2005             *
September 30, 2000          *                   September 30, 2005        *
December 31, 2000           *                   December 31, 2005         *

March 31, 2001              *                   March 31, 2006            *
June 30, 2001               *                   June 30, 2006             *
September 30, 2001          *                   September 30, 2006        *
December 31, 2001           *                   December 31, 2006         *

March 31, 2002              *                   March 31, 2007            *
June 30, 2002               *                   June 30, 2007             *
September 30, 2002          *                   September 30, 2007        *
December 31, 2002           *                   December 31, 2007         *




*Information omitted and subject to request for confidential treatment





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

                                                                   SCHEDULE 3.02
                                                          TO OPERATING AGREEMENT

                          SCHEDULE OF SUPPLEMENTAL RENT

Supplemental Rent shall be payable to the Owner on each Supplemental Basic Rent Payment Date in an amount equal to the percentage (Supplemental Rent Percentage) of cash flow for the calendar quarter preceding the Supplemental Basic Rent Payment Date. The Supplemental Rent Percentage is defined as follows:

o Supplemental Rent Percentage shall equal *% as long as the Owner's Internal Rate of Return shall be less than or equal to *%.

o Subsequent to the date that the Owner's Internal Rate of Return exceeds *%, the Supplemental Rent Percentage shall equal *% through the end of the Term of the Operating Agreement.





*Information omitted and subject to request for confidential treatment





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